UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

PUMA BIOTECHNOLOGY, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 26, 2024

Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of Puma Biotechnology, Inc. (the “Company,” “we,” “us” or “our”) to be held on Tuesday, June 18, 2024, at 1:00 p.m. local time, at the Company’s principal executive offices, 10880 Wilshire Blvd., Suite 2150, Los Angeles, CA 90024.

At this year’s annual meeting you will be asked to:

1.

Elect eight directors to serve for a one-year term. The nominees are Alan H. Auerbach, Alessandra Cesano, Allison Dorval, Michael P. Miller, Jay M. Moyes, Adrian M. Senderowicz, Brian Stuglik, and Troy E. Wilson;

2.	Ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2024;

3.	Vote on an advisory basis to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay vote”);

4.	Vote on an advisory basis regarding the frequency of future say-on-pay votes (“frequency vote”);

5.	Approve an amendment to increase the number of shares of the Company’s common stock reserved for issuance under the Puma Biotechnology, Inc. 2011 Incentive Award Plan, as amended (the “2011 Plan”) by 3,000,000 shares and to extend the period during which incentive stock options (“ISOs”) may be granted (the “2011 Plan Amendment”); and

6.	Transact such other business as may properly come before the annual meeting.

The accompanying Notice of Annual Meeting and proxy statement describe these matters. We urge you to read this information carefully.

The Board of Directors unanimously believes that election of its nominees to serve as our directors, ratification of our independent registered public accounting firm, and approval of the say-on-pay vote, are in the best interests of the Company and its stockholders, and accordingly, recommends a vote “FOR” each of the eight nominees for director named in the proxy statement, a vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm, a vote “FOR” the say-on-pay vote, a vote for “1 Year” with respect to the frequency vote and a vote “FOR” the 2011 Plan Amendment.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may submit your proxy over the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing the proxy card sent with the proxy statement. Submitting your proxy over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

The Board of Directors appreciates and encourages stockholder participation. Thank you for your continued support.

Sincerely,

Alan H. Auerbach Chairman, President, Chief Executive Officer and Secretary

TABLE OF CONTENTS

AUDIT MATTERS	43
Audit Committee Report	43
Audit and Non-Audit Fees	43
Audit Fees	43
Tax Fees	43
Pre-Approval Policies and Procedures	43
PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	44
Background	44
Board Recommendation	44
PROPOSAL 3 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY VOTE”)	44
Background	44
Board Recommendation	44
PROPOSAL 4 – ADVISORY VOTE REGARDING THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES (“FREQUENCY VOTE”)	44
Background	44
Board Recommendation	45
PROPOSAL 5 – APPROVAL OF AMENDMENT TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE 2011 PLAN BY 3,000,000 SHARES AND TO EXTEND THE PERIOD DURING WHICH ISOS MAY BE GRANTED	45
Background	45
Board Recommendation	50
OTHER MATTERS	50
Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons	50
Delinquent Section 16(a) Reports	50
Stockholder Proposals and Nominations	50
Householding of Proxy Materials	51
Incorporation by Reference	51
Forward-Looking Statements	51
Other Business	51
APPENDIX A – 2011 Plan	52
APPENDIX B – 2011 Plan Amendment	72

PUMA BIOTECHNOLOGY, INC.

10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, JUNE 18, 2024

To the Stockholders of Puma Biotechnology, Inc. (the “Company,” “we” and “our”):

We will hold an annual meeting of stockholders of the Company at our principal executive offices, located at 10880 Wilshire Blvd., Suite 2150, Los Angeles, CA 90024, on Tuesday, June 18, 2024, at 1:00 p.m. local time. At the annual meeting we will consider and act upon the following matters:

1.

Election of eight directors to serve for a one-year term expiring at the 2024 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. The nominees are Alan H. Auerbach, Alessandra Cesano, Allison Dorval, Michael P. Miller, Jay M. Moyes, Adrian M. Senderowicz, Brian Stuglik, and Troy E. Wilson;

2.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2024;

3.	Advisory (non-binding) vote to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay vote”);

4.	Advisory (non-binding) vote regarding the frequency of future say-on-pay votes (“frequency vote”);

5.	Approve an amendment to increase the number of shares of the Company’s common stock reserved for issuance under the Puma Biotechnology, Inc. 2011 Incentive Award Plan, as amended (the “2011 Plan”) by 3,000,000 shares and to extend the period during which incentive stock options (“ISOs”) may be granted (the “2011 Plan Amendment”); and

6.	Such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The proxy statement accompanying this notice describes each of these items of business in detail. The Board of Directors recommends a vote “FOR” each of the eight nominees for director named in the proxy statement, a vote “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm, a vote “FOR” the say-on-pay vote, a vote for “1 Year” for the frequency vote and a vote “FOR” the 2011 Plan Amendment.

Only the Company’s stockholders of record at the close of business on April 22, 2024, the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting, or any adjournments or postponements thereof, are entitled to notice of, and to vote at, the annual meeting. On April 22, 2024, we had 48,238,850 shares of common stock outstanding. A list of stockholders eligible to vote at the annual meeting will be available for inspection at the Company’s principal executive offices at 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024 during regular business hours for a period of no less than ten days prior to the annual meeting. Please contact Investor Relations at (424) 248-6500 or ir@pumabiotechnology.com if you would like to visit our offices to review the stockholder list.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may submit your proxy by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card provided to you. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

The annual meeting is accessible to those who require special assistance or accommodation. If you require special assistance or accommodation, please contact Investor Relations at (424) 248-6500 or ir@pumabiotechnology.com or write to: Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Investor Relations.

By Order of the Board of Directors,

Alan H. Auerbach Chairman, President, Chief Executive Officer and Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is being solicited on behalf of the Board of Directors (the “Board”) of Puma Biotechnology, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for use at our 2024 annual meeting of stockholders to be held on Tuesday, June 18, 2024, at 1:00 p.m. local time, at the Company’s principal executive offices, 10880 Wilshire Blvd., Suite 2150, Los Angeles, CA 90024, or at any continuation, postponement or adjournment thereof (the “annual meeting”), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any other business properly brought before the annual meeting. Proxies are solicited to give all stockholders who held shares on the record date an opportunity to vote on matters properly presented at the annual meeting.

In accordance with the Securities and Exchange Commission’s “notice and access” model, we have elected to provide access to our proxy materials, including our notice of annual meeting, this proxy statement and our annual report to stockholders, over the Internet. On or about April 26, 2024, we intend to make our proxy materials available on the Internet and mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to all of our stockholders as of our record date on April 22, 2024. We intend to mail a paper copy of the proxy materials and proxy card to other stockholders of record who have elected to receive such materials in paper form on or about April 26, 2024. Brokers and other nominees who hold shares on behalf of beneficial stockholders will be sending their own similar Notice to such beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. If you properly request a printed copy of the proxy materials, we intend to mail the proxy materials, together with a proxy card, to you, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders to be Held on Tuesday, June 18, 2024

The Notice of Annual Meeting, this proxy statement, proxy card sample and our 2023 Annual Report, which consists of a letter to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are available on our website at https://investor.pumabiotechnology.com/sec-filings/annual-reports-and-proxies/default.aspx. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote at the annual meeting if you were a holder of our common stock as of the close of business on April 22, 2024. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by submitting a proxy to have your shares voted at the annual meeting, or by attending the annual meeting and voting in person. The method of submitting your proxy will differ depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and whether you are a beneficial stockholder or a stockholder of record.

Beneficial Stockholders. Beneficial stockholders hold their shares through a broker, bank, trustee or other nominee (“broker”) that is in “street name” rather than directly in their own name. If you hold your shares in street name, you are a “beneficial stockholder,” and the Notice and proxy materials are made available to you by the broker holding your shares. Your broker is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial stockholder, you have the right to instruct your broker on how to vote the shares held in your account.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, or if you hold stock certificates in your name, you are considered the stockholder of record with respect to those shares, and the Notice and proxy materials are made available directly to you by us. If you are receiving printed copies of the proxy materials by mail, you will receive a proxy card from us.

Voting/Submitting Proxy. Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the annual meeting. You can submit a proxy over the Internet by following the instructions on the website referred to in the Notice or, if you requested and received printed copies of the proxy materials, you can also submit a proxy by mail or telephone pursuant to the instructions on the proxy card enclosed with the proxy materials.

If you are a beneficial stockholder, you may submit your voting instructions to the broker holding your shares over the Internet by following the instructions provided in the Notice, or, if you requested and received printed copies of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided to you by your broker.

Submitting your proxy or voting instructions via the Internet, by telephone or by mail will not affect your right to vote in person should you decide to attend the annual meeting, although beneficial stockholders must obtain a “legal proxy” from your broker giving you the right to vote the shares at the annual meeting in order to vote in person at the meeting.

The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on June 17, 2024. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you submit your proxy over the Internet or by telephone, then you do not need to return a written proxy card by mail. You will need the 16 digit control number contained on the Notice, or proxy card, as applicable, to vote over the Internet or by telephone.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) that have not been properly revoked, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a properly submitted proxy, your shares will be voted “FOR” each of the eight nominees for director named in the proxy statement, “FOR” the ratification of the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm, “FOR” the say-on-pay vote, for “1 Year” for the frequency vote and “FOR” the 2011 Plan Amendment. The proxy gives each of Alan H. Auerbach and Maximo F. Nougues discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might properly come before the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions before the annual meeting:

•	delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (the proxy holders will vote your shares in accordance with your latest timely-submitted telephone or Internet voting instructions); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Puma Biotechnology, Inc.

10880 Wilshire Boulevard, Suite 2150

Los Angeles, CA 90024

Attention: Corporate Secretary

If you are a beneficial stockholder, you may change your vote by submitting new voting instructions to your broker in accordance with the procedures of such broker.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Beneficial stockholders must obtain and present at the annual meeting a “legal proxy” from the broker that holds their shares giving them the right to vote the shares at the annual meeting in order to vote in person at the meeting.

Quorum and Votes Required

At the close of business on April 22, 2024, 48,238,850 shares of our common stock were outstanding and entitled to vote at the annual meeting. All votes will be tabulated by the inspector of election appointed for the annual meeting.

Quorum. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in the broker’s discretion on “routine” proposals when they have not received instructions from beneficial owners on how to vote on such proposal. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of certain “non-routine” proposals without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. If you are a beneficial stockholder holding shares through a broker and you do not submit instructions on how your shares should be voted, your broker or other nominee will not be able to vote your shares on Proposal 1 (election of directors), Proposal 3 (say-on-pay vote), Proposal 4 (frequency vote) and Proposal 5 (2011 Plan Amendment) and broker non-votes will result on these proposals.

Votes Required

Proposal 1 – Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors. Stockholders will be given the choice to vote “for” or “withhold” votes for each nominee. Thus, the eight nominees receiving the greatest number of votes “FOR” their election will be elected. Broker non-votes do not represent “for” or “withhold” votes as they are not entitled to vote, and therefore broker non-votes will not affect the outcome of the vote for this proposal.

Proposal 2 – Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast on this proposal is required for the ratification of the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2024. Stockholders will be given the choice to vote “for” or “against” or “abstain” on this proposal. Abstentions are not considered votes cast and therefore will not affect the outcome of the vote. Brokers have discretionary authority in the absence of timely instructions from their beneficial owners to vote on this proposal. As a result, broker non-votes are not expected on this proposal.

Proposal 3 – Advisory Say-on-Pay Vote. The affirmative vote of a majority of the shares cast on this proposal is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement. Stockholders will be given the choice to vote “for” or “against” or “abstain” on this proposal. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote for this proposal.

Proposal 4 – Advisory Frequency Vote. The affirmative vote of a majority of the shares cast on this proposal is required for approval, on an advisory basis, of the frequency of future say-on-pay votes. Stockholders will be given the choice to vote “for” or “against” or “abstain” on this proposal. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote. With respect to this item, if none of the frequency alternatives (1 year, 2 years or 3 years) receives a majority of votes cast, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by our stockholders. However, because this vote is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our stockholders’ best interests to hold a say-on-pay vote more or less frequently than the option approved by our stockholders.

Proposal 5 – 2011 Plan Amendment. The affirmative vote of a majority of the votes cast at the annual meeting is required for the approval of the 2011 Plan Amendment. Stockholders will be given the choice to vote “for” or “against” or “abstain” on this proposal. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote for this proposal.

Solicitation of Proxies

Our Board is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse the brokers for their reasonable expenses. We may assign one or more of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Assistance

If you need assistance in submitting your proxy over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact Investor Relations at (424) 248-6500 or ir@pumabiotechnology.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure

Under our fourth amended and restated bylaws (“Bylaws”), the number of directors shall be fixed from time to time by resolutions of the directors. Our Board has fixed the size of the Board at eight members, and we have eight current members of the Board.

In evaluating the suitability of individual Board candidates and members, the Nominating and Corporate Governance Committee and Board consider many factors including experience, wisdom, integrity, skills (such as understanding of finance and marketing), educational and professional background, diversity of gender, race, geography, ethnicity, culture, background and perspective, and willingness to devote adequate time to Board duties. The Board has actively sought and appointed qualified female candidates and other diverse directors. For more information concerning the director recruitment and nominating process, please see “Nominating and Corporate Governance Committee” below.

Directors and Board Nominees

Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Alan H. Auerbach, Alessandra Cesano, Allison Dorval, Michael P. Miller, Jay M. Moyes, Adrian M. Senderowicz, Brian Stuglik, and Troy E. Wilson for re-election as directors to the Board. If elected, each director will serve a one-year term expiring at the close of our next annual meeting in 2025, and until such director’s successor is elected and qualified, or until such director’s earlier resignation or removal. Each of Messrs. Auerbach, Miller, Moyes, and Stuglik, Ms. Dorval, and Drs. Cesano, Senderowicz and Wilson currently serve on our Board, and each has agreed to serve if re-elected. If any nominee should become unavailable for election prior to the annual meeting (an event that currently is not anticipated by the Board), the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or, alternatively, the authorized number of directors may be reduced accordingly by the Board.

Set forth below is certain information with respect to the nominees as of the record date. Proxies cannot be voted for a greater number of nominees than the eight nominees set forth below.

Name	Age	Director Since	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Research and Development Committee
Alan H. Auerbach	54	2011
Alessandra Cesano, M.D., Ph.D.	63	2022				M
Allison Dorval	48	2021	M
Michael P. Miller	67	2018		M	M
Jay M. Moyes*	70	2012	C	M
Adrian M. Senderowicz, M.D.	60	2015			M	C
Brian Stuglik, R.Ph.	64	2020		C		M
Troy E. Wilson, Ph.D., J.D.	55	2013	M		C	M

*	Lead Independent Director
“C”	Current Chair
“M”	Current Member

The average tenure of our Board is 7.1 years, comprised of two directors with less than three years of experience, two directors with 3-8 years of experience, and three directors with 9-13 years of experience.

Our directors possess a range of diverse skills, backgrounds, experience and viewpoints that we believe are integral to an effective board of directors. The experience matrix below identifies certain of our directors’ experiences, strengths and qualifications by person.

	Auerbach	Cesano	Dorval	Miller	Moyes	Senderowicz	Stuglik	Wilson
Senior Executive Leadership	✔	✔	✔	✔	✔	✔	✔	✔
Other Public Company Board	✔	✔	✔	✔	✔		✔	✔
Pharmaceutical/Biotechnology	✔	✔	✔	✔	✔	✔	✔	✔
Financial/Accounting or Audit	✔		✔		✔	✔	✔	✔
Commercialization/Sales/Marketing	✔			✔		✔	✔
Research and Product Development	✔	✔				✔	✔	✔
Regulatory or Risk Management	✔	✔				✔
Advanced Education in Science	✔	✔				✔		✔

In compliance with NASDAQ’s Board Diversity Rule, the table below provides certain highlights of the composition of our Board members and nominees. These rules require all Nasdaq listed companies to have, or explain why they do not have, at least two diverse directors, including one who self-identifies as female and one who self-identifies as either an under-represented minority or LGBTQ+. Accordingly, we are in compliance with Nasdaq’s Board diversity requirements.

Board Diversity Matrix (As of April 22, 2024)
Total Number of Directors	8
	Female	Male
Part I: Gender Identity
	2	6
Part II: Demographic Background
Hispanic or Latinx	—	1
White (not of Hispanic or Latinx origin)	2	5
LGBTQ+	1

Director Biographical Information

The following biographical information is furnished with respect to our current directors who are nominees for re-election at the annual meeting.

Alan H. Auerbach. Mr. Auerbach has served as Chairman of our Board and as our President, Chief Executive Officer and Secretary since the Company’s inception in September 2010. Prior to founding the Company, Mr. Auerbach founded Cougar Biotechnology, Inc. (“Cougar”), a biotechnology company, in May 2003 and served as Chief Executive Officer, President and a member of its board of directors until July 2009, when Cougar was acquired by Johnson & Johnson. From July 2009 until January 2010, Mr. Auerbach served as Co-Chairman of the Integration Steering Committee at Cougar (as part of Johnson & Johnson) that provided leadership and oversight for the development and global commercialization of Cougar’s lead drug candidate, abiraterone acetate, for the treatment of advanced prostate cancer. Prior to founding Cougar, from June 1998 to April 2003, Mr. Auerbach was Vice President, Senior Research Analyst at Wells Fargo Securities, where he was responsible for research coverage of small- and middle-capitalization biotechnology companies, with a focus on companies in the field of oncology. Mr. Auerbach served as a director of Radius Health, Inc., a public pharmaceutical company focused on acquiring and developing new therapeutics for the treatment of osteoporosis and other women’s health conditions, from May 2011 to December 2017 and its predecessor entity from October 2010 to May 2011. Mr. Auerbach received a B.S. in Biomedical Engineering from Boston University and an M.S. in Biomedical Engineering from the University of Southern California. Mr. Auerbach was nominated to serve as a director because of his position as our President and Chief Executive Officer and his significant experience as an executive and research analyst in the biotechnology industry.

Our employment agreement with Mr. Auerbach dated January 19, 2012 provides that Mr. Auerbach will be nominated for election to our Board if the term of his directorship expires during the term of the employment agreement. The original term of his employment agreement was through September 1, 2014, but is subject to successive automatic one-year renewal terms.

Alessandra Cesano, M.D., Ph.D. has been a director since July 2022. Dr. Cesano has been the Chief Medical Officer of ESSA Pharma Inc., a pharmaceutical company developing therapies for the treatment of prostate cancer, since July 2019 and Executive Vice President since 2023. Dr. Cesano has also served as a member of the board of directors of Summit Therapeutics Inc., a public biopharmaceutical oncology company, since November 2022, and a member of the board of directors of Zymeworks, a public, clinical-stage biotechnology company, since February 2024. From July 2015 until June 2019, Dr. Cesano was the Chief Medical Officer of NanoString Inc., a biotechnology company that develops translational research tools, where she focused on the development of translational and diagnostic multi-plexed assays for the characterization and measurement of mechanisms of immune response/resistance. Prior to NanoString, Dr. Cesano was Chief Medical Officer at Cleave Biosciences, Inc., a biopharmaceutical company focusing on protein therapies for the treatment of cancer and neurodegenerative diseases, and before that she served as Chief Medical Officer and Chief Operations Officer at Nodality, Inc., where she built and led the Research & Development group, while providing the overall clinical vision for the organization. Between 1998 and 2008, Dr. Cesano held various management positions at Amgen Inc., Biogen Inc. (formerly Biogen Idec) and SmithKline Beecham Pharmaceuticals, where she helped to advance various oncology drugs through late stage development and FDA approvals. Early in her professional career, she spent 12 years conducting research in tumor immunology, including nine years at the Wistar Institute, an NCI Basic Cancer Center connected with the University of Pennsylvania. Dr. Cesano also holds membership in several professional and scientific societies including ASCO, ESMO, ASH, EHA, AACR and the Society of Immunotherapy of Cancer (“SITC”). In the latter, she has served as co-chair in the SITC Industry Committee and of the SITC Biomarker Working Group, and she currently serves as Associate Editor for the Biomarker section of the Journal for ImmunoTherapy of Cancer, co-chair of the Regulatory Committee, and as the elected At-Large Director of the SITC for the 2020-2023 term. Over her career, she has been an author on over 130 publications. Dr. Cesano received an M.D. summa cum laude, a Board Certification in Oncology and a Ph.D. in Tumor Immunology from the University of Turin. Dr. Cesano was selected as a director because of her extensive background in biotechnology research and development and her experience in the life sciences industry.

Allison Dorval. Ms. Dorval has been a director since July 2021. Also in July 2021, Ms. Dorval was appointed to serve on the board of directors of Aerovate Therapeutics, Inc., a public biopharmaceutical company, and has served as the Chief Financial Officer for Verve Therapeutics, Inc. (“Verve”), a public biotechnology company since November 2021. From November 2018 to November 2021, Ms. Dorval served as the Chief Financial Officer of Voyager Therapeutics, Inc. (“Voyager”), a public clinical stage gene therapy company, and as Voyager’s principal financial officer and principal accounting officer. Ms. Dorval joined Voyager as its Vice President of Finance from June 2017 to November 2018. Ms. Dorval is a certified public accountant. Prior to joining Voyager, Ms. Dorval served as Vice President and Controller of Juniper Pharmaceuticals, Inc., a biopharmaceutical company, from August 2016 to June 2017, and as a consultant at Danforth Advisors, a life sciences consultancy focusing on accounting and financial matters, from September 2015 to August 2016. In connection with her role at Danforth, Ms. Dorval served as interim Chief Financial Officer of medical device companies 480 Biomedical, Inc. and Arsenal Medical, Inc. from December 2015 to August 2016. Prior to her time at Danforth, Ms. Dorval served in several roles at Insulet Corporation, a medical device company, from August 2008 to July 2015, including as Chief Financial Officer from November 2014 to May 2015 and as Vice President and Controller from August 2008 to November 2014. Earlier in her career, Ms. Dorval served in various financial and accounting capacities at iBasis, Inc., a telecommunications company; Digitas Inc., an advertising company; and PricewaterhouseCoopers LLP. Ms. Dorval received a B.S. in Business Administration, with a concentration in Accounting, from the University of Vermont and has completed a graduate-level certificate program in Taxation at Bentley University’s McCallum Graduate School of Business. Ms. Dorval was first identified to the Company through an outside search firm, and was subsequently interviewed by Mr. Auerbach and presented to the Nominating and Governance Committee for consideration to be nominated as a director. Ms. Dorval was nominated to serve as a director because of her strong financial background and significant experience in the biopharmaceutical industry.

Michael P. Miller. Mr. Miller has been a director since February 2018. Since 2022, Mr. Miller has served as an advisor to Rigel Pharmaceuticals, a public biotechnology company, Concarlo Therapeutics, a private biotechnology company, and Heathyr, a private diagnostic company. Since January 2022, Mr. Miller has also served on the board of directors for BioXcel, a public biotechnology company. Mr. Miller served as the Executive Vice President U.S. Commercial of Jazz Pharmaceuticals plc, a public biopharmaceutical company from April 2014 until his retirement in September 2020. From April 2010 to January 2014, Mr. Miller was Senior Vice President and Chief Commercial Officer of Vivus, Inc., a public biopharmaceutical company. From 2006 to 2010, Mr. Miller served as Vice President, leading the HER Family Oncology Franchise, of Genentech, Inc., a biotechnology company and wholly owned subsidiary of Roche Holding Ltd. From 2003 to 2005, Mr. Miller served as the Senior Vice President, Chief Commercial Officer of Connetics Corporation, a specialty pharmaceutical company acquired by Stiefel Laboratories, Inc. Previously, from 1997 to 2001, Mr. Miller served as Vice President of the Urology Business Unit of ALZA Corporation, a pharmaceutical company acquired by Johnson & Johnson. Prior to 1997, Mr. Miller served 13 years in various sales and marketing positions at Syntex Corporation, a pharmaceutical company acquired by Roche Holding Ltd. Mr. Miller received a B.S. in Business Administration and Finance from the University of San Francisco and an M.B.A. in Information and Computer Systems from San Francisco State University. Mr. Miller was nominated to serve as a director because of his significant commercialization experience and background in the life sciences industry.

Jay M. Moyes. Mr. Moyes has been a director since April 2012. Mr. Moyes has been a member of the board of directors of Biocardia, Inc., a public cardiovascular regenerative medicine company, since January 2011. Mr. Moyes served as the Chief Financial Officer of Sera Prognostics, Inc., a public commercial-stage biotechnology company focused on improving maternal and neonatal health through innovative biomarker approaches, from March 2020 to June 2023. Mr. Moyes previously served as a member of the board of directors of Achieve Life Sciences, Inc., a public specialty pharmaceutical company, from August 2017 to May 2023; Predictive Technology Group, Inc., a public molecular diagnostics and regenerative medicine company, from February 2019 to December 2019; Osiris Therapeutics, Inc., a public bio-surgery company, from May 2006 until December 2017; and Amedica Corporation, a public orthopedic implant company, from November 2012 to August 2014. He served as Chief Financial Officer of Amedica from October 2013 to August 2014. From May 2008 through July 2009, Mr. Moyes served as Chief Financial Officer of XDx (now CareDx), Inc., a privately held molecular diagnostics company. Prior to that, Mr. Moyes served as Chief Financial Officer of Myriad Genetics, Inc., a public healthcare diagnostics company, from June 1996 until November 2007, and as its Vice President of Finance from July 1993 until July 2005. From 1991 to 1993, Mr. Moyes served as Vice President of Finance and Chief Financial Officer of Genmark, Inc., a privately held genetics company. Mr. Moyes held various positions with the accounting firm of KPMG LLP from 1979 through 1991, most recently as a Senior Manager. He holds an M.B.A. from the University of Utah, a B.A. in economics from Weber State University, and is formerly a Certified Public Accountant. Mr. Moyes also served as a member of the Board of Trustees of the Utah Life Science Association from 1999 through 2006. Mr. Moyes was nominated to serve as a director because his extensive background in finance and accounting and his experience in the context of the life sciences industry enable him to make significant contributions to the Board.

Adrian M. Senderowicz. Dr. Senderowicz has been a director since August 2015. Dr. Senderowicz has been Senior Advisor of Constellation Pharmaceuticals, Inc., a public clinical-stage biopharmaceutical company focusing on the development of novel tumor-targeted and immuno-oncology therapies, since June 2020 and served as its Senior Vice President and Chief Medical Officer from July 2017 until June 2020. Dr. Senderowicz served as Senior Vice President and Chief Medical Officer of Cerulean Pharma Inc., a public clinical-stage company developing nano-particle conjugates, from September 2015 until June 2017. Dr. Senderowicz served as the Chief Medical Officer and Senior Vice President, Clinical Development and Regulatory Affairs from August 2014 to February 2015, and Clinical and Regulatory Strategy Officer from February 2015 to March 2015 of Ignyta, Inc., a public precision oncology biotechnology company. Prior to joining Ignyta, Dr. Senderowicz was Vice President, Global Regulatory Oncology at Sanofi, a global pharmaceutical company based in France, a position he held from September 2013 to August 2014. Prior to Sanofi, Dr. Senderowicz was Chief Medical Officer and Vice President, Medical Development at Tokai Pharmaceuticals, Inc. from August 2012 to March 2013. From August 2008 to March 2012, Dr. Senderowicz held positions of increasing responsibility, including Senior Medical Director, Oncology Clinical Development, at AstraZeneca, a global biopharmaceutical company. Before his tenure at AstraZeneca, Dr. Senderowicz spent almost four years in a variety of leadership positions at the U.S. Food and Drug Administration Division of Oncology Drug Products in the Center for Drug Evaluation and Research. Prior to his work with the U.S. Food and Drug Administration (“FDA”), Dr. Senderowicz held a variety of clinical and research positions, including Coordinator of the Prostate Cancer Drug Development Clinic and Investigator and Chief, Molecular Therapeutics Unit, with the National Cancer Institute/National Institutes of Health. Dr. Senderowicz holds both an M.D. and an Instructor of Pharmacology degree from the School of Medicine at the Universidad de Buenos Aires in Argentina. Dr. Senderowicz was nominated to serve as a director because of his extensive clinical and regulatory background and his significant experience in the life sciences industry.

Brian Stuglik. Mr. Stuglik has been a director since July 2020. Mr. Stuglik has been a member of the board of directors of Verastem, Inc., a public biopharmaceutical company, since September 2017, where he served as Chief Executive Officer from July 2019 to July 2023. Mr. Stuglik also serves as a member of the board of directors of Oncopeptides AB, a public biotechnology company based in Sweden, since May 2018. Since January 2016, Mr. Stuglik has served as consultant and founder of Proventus Health Solutions, a consulting company for pharmaceutical and biotechnology companies, focusing on U.S. and international pharmaceutical development, product strategy, and commercialization. Prior to founding Proventus Health Solutions, Mr. Stuglik served as Vice President and Chief Marketing Officer for the oncology division of Eli Lilly and Company, a global pharmaceutical company, from 2009 to December 2015. Mr. Stuglik received a B.S. in Pharmacy from Purdue University and holds memberships in the American Society of Clinical Oncology, the American Association of Cancer Research, and the International Association for the Study of Lung Cancer. Mr. Stuglik was nominated to serve as a director because of his significant experience and background in the life sciences industry and, in particular, product strategy and commercialization of pharmaceutical therapies.

Troy E. Wilson. Dr. Wilson has been a director since October 2013. Dr. Wilson has been President and Chief Executive Officer and Chairman of the board of directors of Kura Oncology, Inc., a public clinical-stage biopharmaceutical company that discovers and develops personalized therapeutics for the treatment of solid tumors and blood cancers, since August 2014. Dr. Wilson also serves as a member of the board of directors of Avidity Biosciences, a public biotechnology company, since November 2012. He served as President and Chief Executive Officer of Avidity Biosciences, Inc., a public biopharmaceutical company, from November 2012 to February 2019 and as President and Chief Executive Officer of Wellspring Biosciences, Inc., a private biopharmaceutical company, and its parent company Araxes Pharma LLC, a private biopharmaceutical company, from July 2012 to March 2019. Dr. Wilson served as President and Chief Executive Officer and a member of the board of directors of Intellikine, Inc., a private biopharmaceutical company, from April 2007 to January 2012 and from August 2007 to January 2012, respectively. He holds a J.D. from New York University and graduated with a Ph.D. in bioorganic chemistry and a B.A. in biophysics from the University of California, Berkeley. Dr. Wilson was nominated to serve as a director because of his executive leadership experience, his background in finance and accounting and his extensive experience in the life sciences industry.

Except as indicated herein with respect to Mr. Auerbach, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to whom such person is to be selected as a director or nominee for election as a director.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Board Independence

Our Board has determined that seven of our eight directors are independent, and that each of the members of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee is independent. In making these determinations, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

On an annual basis, our Board undertakes a review of its composition, the composition of its committees and the independence of each director. For the purpose of its independence determinations, the Board employs the standards for independence set forth in the listing requirements and rules of The NASDAQ Stock Market LLC (“NASDAQ”), in the rules and standards established by the U.S. Securities and Exchange Commission (the “SEC”) and in our corporate governance guidelines. Our corporate governance guidelines are available on our corporate website at https://www.pumabiotechnology.com/about_governance.html.

Based upon information requested from and provided by each of our directors concerning his or her background, employment and affiliations, including family relationships, and on such other due consideration and diligence as it deems appropriate, our Board has determined that Messrs. Miller, Moyes, and Stuglik, Ms. Dorval and Drs. Cesano, Senderowicz and Wilson, or seven of our eight current directors, are “independent” under the applicable rules and standards established by NASDAQ and the SEC, as well as under the additional standards set forth in our corporate governance guidelines. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board has determined that Mr. Auerbach is not independent due to his role as our President and Chief Executive Officer.

Board Role in Risk Oversight

Our Board is involved in the general oversight of risks that could affect our business. Our Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. Further, our Board oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to our Company. The role of the Board’s committees in overseeing many of the risks associated with our business includes the following:

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The Audit Committee oversees and reviews with management our assessment and management process of material financial reporting and accounting risks, including review of internal controls over financial reporting, policies, practices and risks related to cybersecurity and disclosure controls and procedures, as well as reviews and approves any related party transactions.

•	The Compensation Committee oversees and assesses whether any of our compensation plans, policies, and programs are reasonably likely to have a material adverse effect on us.

•	The Nominating and Corporate Governance Committee oversees and reviews with management risks relating to governance, environmental and social responsibility matters, including succession planning.

•	The Research and Development Committee oversees and reviews with management evaluation of our product pipeline and pre-trial and clinical development risks.

The Board’s, including the Research and Development Committee, 2023 review included an assessment of the risks related to effects of the closure of clinical trials of NERLYNX with respect to our commercialization of NERLYNX. The Research and Development Committee also assessed the clinical development risks associated with our acquisition of worldwide research and development, and commercial, rights to alisertib.

Board Leadership Structure

Alan H. Auerbach currently serves as our Chairman and Chief Executive Officer. We have no policy requiring the combination or separation of the Chief Executive Officer and Chairman roles and our governing documents do not mandate a particular structure. At present, we have determined that this leadership structure of having a combined Chairman of the Board and Chief Executive Officer is appropriate due to the size and operations and resources of our Company. Our Board believes that having these roles combined helps promote efficient and centralized decision-making, focuses the Board’s discussions and facilitates the presentation of the Company’s strategy with a unified voice. Our Board also believes in the value and importance of a strong Lead Independent Director with clearly delineated responsibilities, including to preside over Board meetings at which the Chief Executive Officer and Chairman is not present (including any executive sessions of the independent directors), approve Board meeting schedules and agendas and act as liaison between the independent directors and the Chief Executive Officer and Chairman. Mr. Moyes serves as the Lead Independent Director.

Our Board acknowledges that no single leadership model is right for all companies at all times. As such, our Board periodically reviews its leadership structure and may, depending on the circumstances, including our size, resources and operations, choose a different leadership structure in the future.

Board Meetings

During the fiscal year ended December 31, 2023, our Board held five meetings. All directors attended at least 75% or more of the aggregate number of meetings of the Board and board committees on which they served. As part of our director education program, each director is strongly encouraged to attend each annual meeting of stockholders in person. Except for one director who did not attend due to unforeseen circumstances, each of the then-current directors attended our 2023 annual meeting of stockholders either in-person or by telephone.

Executive Sessions

During the fiscal year ended December 31, 2023, the non-employee directors met in executive session of the Board on five occasions, the members of the Audit Committee met in executive session on four occasions, the members of the Compensation Committee met in executive session on four occasions and acted by unanimous written consent on ten occasions, and the members of the Nominating and Corporate Governance Committee met in executive session on two occasions. The policy of our Board is to hold executive sessions in connection with each regularly scheduled Board meeting and executive sessions of committees when needed. As our Lead Independent Director, Mr. Moyes presided over the executive sessions of the Board.

Board Committees

We have established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Equity Incentive Committee and a Research and Development Committee. The composition and responsibilities of each committee are determined by the Board and are described below. To view the charters of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Research and Development Committee, please visit the corporate governance section of our website at https://www.pumabiotechnology.com/about_governance.html. In addition, the charters for these committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024.

Audit Committee

Our Audit Committee provides oversight over each of our accounting and financial reporting processes, our internal control function, the audits of our consolidated financial statements and internal control over financial reporting. Among other matters, the Audit Committee assists our Board in oversight of the independent registered public accounting firm qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent registered public accounting firm; and reviews and approves related party transactions under Item 404 of Regulation S-K and our Related Party Transactions Policy and Procedures.

The members of our Audit Committee are Mr. Moyes, Ms. Dorval and Dr. Wilson with Mr. Moyes serving as the chair of the committee. The Board has determined that Mr. Moyes, Ms. Dorval and Dr. Wilson are independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ and the requirements in the Audit Committee’s charter and our corporate governance guidelines. The Board has determined that all members of our Audit Committee meet the requirements for service as an audit committee member under the applicable rules of NASDAQ, and that Mr. Moyes, Ms. Dorval and Dr. Wilson are audit committee financial experts as defined under the applicable rules of the SEC. The Audit Committee met four times during the fiscal year ended December 31, 2023. The Audit Committee meets in executive session for a portion of each regular meeting.

Our Board considers cybersecurity risk as part of its risk oversight function and has delegated to the Audit Committee oversight of cybersecurity and other information technology risks. The Audit Committee oversees management’s implementation of our cybersecurity risk management program. The Audit Committee receives periodic reports from management on our cybersecurity risks. In addition, management updates the Audit Committee, as necessary, regarding any material cybersecurity incidents, as well as any incidents with lesser impact potential.

The Audit Committee reports to the Board regarding its activities, including those related to cybersecurity. The Board also receives briefings from management on our cyber risk management program. Members of the Board receive presentations on cybersecurity topics from internal security staff or external experts as part of the Board’s continuing education on topics that impact public companies. Our management team, including our Chief Financial Officer, Senior Director of Information Technology and Senior Vice President, Quality Assurance, is responsible for assessing and managing our material risks from cybersecurity threats. The team has primary responsibility for our overall cybersecurity risk management program and supervises both our internal technology and quality assurance compliance personnel and our retained external cybersecurity consultants. Our management team has experience in risk management as well as in the technology and finance industries, equipping them to oversee cybersecurity risks effectively.

Compensation Committee

The Compensation Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers. In addition, among other things, the Compensation Committee annually evaluates the performance and compensation of our Chief Executive Officer and, in consultation with our Chief Executive Officer, our other executive officers. Based on such evaluation, the Compensation Committee determines and approves all of the compensation of the Chief Executive Officer and other executive officers. The Chief Executive Officer is not permitted to be present during any Compensation Committee final deliberations or voting concerning the compensation of any executive officer, including the Chief Executive Officer. The Compensation Committee also administers the 2011 Plan and the Puma Biotechnology, Inc. 2017 Employment Inducement Incentive Award Plan (the “Inducement Plan” and, together with the 2011 Plan, the “Plans”). Additionally, the Compensation Committee periodically reviews and makes recommendations to our Board regarding the compensation of our non-employee directors.

The Compensation Committee is permitted to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, but only to the extent consistent with our Certificate of Incorporation, Bylaws, the rules and listing standards of NASDAQ, and other applicable law.

The Compensation Committee has the sole discretion to retain or obtain the advice of compensation advisors, including compensation consultants, legal counsel or other advisors in order to assist the Compensation Committee or any of its subcommittees in carrying out its responsibilities. The Compensation Committee is also responsible for the appointment, determination of the compensation and oversight of the work of so retained compensation advisors and the determination of the independence of each compensation advisor prior to selecting or receiving advice from any such compensation advisor and on at least an annual basis thereafter. The Company provides for appropriate funding for payment or reasonable compensation to any compensation advisor to the Compensation Committee.

In 2023, the Compensation Committee continued to engage Compensia, Inc. (“Compensia”), an independent compensation consultant, to advise the Compensation Committee, and the advice and comprehensive report received from Compensia in 2022 served as the basis for the Compensation Committee’s compensation related decisions for 2023. Compensia reported directly to the Compensation Committee and attended Compensation Committee meetings in 2023 following invitations. The Compensation Committee determines when to hire, terminate or replace compensation consultants, the projects to be performed by any consultant and whether the consultant is invited to attend meetings of the Compensation Committee. In early 2023, the Compensation Committee obtained a new detailed compensation analysis which served as the basis for the Compensation Committee’s compensation related decisions for 2023. The Compensation Committee may engage Compensia to conduct additional comprehensive reviews of our compensation programs in the future.

The Compensation Committee reviews the independence of its compensation consultants and other advisors. In performing its analysis, the Compensation Committee considers the factors set forth in applicable SEC rules and NASDAQ listing requirements and the requirements in the Compensation Committee’s charter and our corporate governance guidelines. After review and consultation with Compensia, the Compensation Committee has determined that Compensia is independent and there is no conflict of interest from retaining Compensia currently or during the year ended December 31, 2023. In reaching these conclusions, the Compensation Committee considered the factors set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) Rule 10C-1 and NASDAQ listing standards.

The members of the Compensation Committee are Messrs. Miller, Moyes and Stuglik with Mr. Miller serving as chair of the committee until October 1, 2023, and Mr. Stuglik serving as the chair of the committee as of October 1, 2023. The Board has determined that each of the members of the Compensation Committee is independent under the applicable rules and listing standards of NASDAQ and is independent under the requirements in the Compensation Committee’s charter and our corporate governance guidelines and are non-employee directors for purposes of Section 16 of the Exchange Act. The Compensation Committee met four times during the fiscal year ended December 31, 2023 and acted by unanimous written consent on ten occasions. Additionally, matters delegated to the Compensation Committee were discussed during meetings of the Board, including in executive session with only independent members of the Board present.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. In addition, our Nominating and Corporate Governance Committee oversees our corporate governance guidelines, makes recommendations regarding our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related party transactions reviewed by the Audit Committee and oversees the self-evaluation process of our Board. Our Nominating and Corporate Governance Committee also is responsible for making recommendations regarding non-employee director compensation to the Board and oversees and reviews with management risks relating to governance, environmental and social responsibility matters.

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes meeting from time to time to evaluate biographical information and background material relating to potential candidates and, as deemed advisable, interviews of selected candidates by our Chief Executive Officer, members of the Nominating and Corporate Governance Committee or other members of the Board. It is the policy of the Nominating and Corporate Governance Committee that when it establishes an initial list of potential candidates for consideration as a new candidate to the Board, the committee shall include in such list, but shall not be limited to, one or more qualified women and minority candidates. The Nominating and Corporate Governance Committee may seek the assistance of an outside search firm in identifying and evaluating potential candidates from time to time. Dr. Cesano was first identified to the Company through an outside search firm, which was hired to identify potential suitable Board candidates for consideration.

In evaluating the suitability of individual candidates (both new candidates and current Board members) to recommend to the Board for nomination (and, in the case of vacancies, appointment), the Nominating and Corporate Governance Committee and the Board reviews the candidate in the context of the criteria attached to its charter. These criteria include (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly held company in today’s business environment; (iii) experience in our industry and with relevant social policy concerns; (iv) experience as a board member of another publicly held company; (v) academic expertise in an area of our operations; (vi) practical and mature business judgment, including ability to make independent analytical inquiries; and (vii) diversity of gender, race, geography, ethnicity, culture, background, viewpoints and perspective. Each individual is evaluated in the context of the Board as a whole, with the objective of assembling a board of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. The Nominating and Corporate Governance Committee is mindful of the policies regarding board service of certain investors and proxy advisory firms, which were developed due to concerns that “overboarded” directors face excessive time commitments and challenges in fulfilling their duties. Our corporate governance guidelines prohibit directors from serving on the boards of more than four public companies, including the Company, without the Board’s consent. All of our nominees are in compliance with this requirement. The Nominating and Corporate Governance Committee reviews and considers the contributions and performance of each individual, as well as consideration of whether a director’s service on other boards will enhance, rather than interfere with, their service on our Board. In making its nominee recommendations for the Annual Meeting, our Nominating and Corporate Governance Committee noted the strong attendance, preparedness and engagement at Board and committee meetings, dedication through committee membership and compliance with our governance guidelines for each nominee. The Nominating and Corporate Governance Committee also values their input resulting from experience as a public company director and extensive expertise in the biopharmaceutical and biotechnology industries, and believes the nominees’ service on other boards enhances their contributions and the strength of our Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by any stockholder who holds 5% or more of our common stock. Such candidate will be reviewed by the committee on the same basis as it considers all other candidates. A stockholder wishing to submit a director nomination should send a letter to the Board of Directors, c/o Corporate Secretary, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” A stockholder that wishes to recommend a director candidate should submit complete information as to the identity and qualifications of the director candidate to the Nominating and Corporate Governance Committee, including all information that would be required to be disclosed about that person in a proxy statement relating to the election of directors. In making recommendations, stockholders should be mindful of the discussion of the criteria set forth above. Satisfaction of such criteria does not imply that the Nominating and Corporate Governance Committee necessarily will nominate the person so recommended by a stockholder. With respect to deadlines and other matters relating to stockholder nominations of director candidates, see “Stockholder Proposals and Nominations.”

The members of our Nominating and Corporate Governance Committee are Mr. Miller and Drs. Senderowicz and Wilson, with Dr. Wilson serving as the chair of the committee. The Board has determined that each of the members of our Nominating and Corporate Governance Committee is independent under the applicable rules and regulations of the SEC and listing standards of NASDAQ and the requirements in the Nominating and Corporate Governance Committee’s charter and our corporate governance guidelines. The Nominating and Corporate Governance Committee met on two occasions during the fiscal year ended December 31, 2023.

Research and Development Committee

Our Research and Development Committee oversees our product pipeline and research and development efforts, including oversight and evaluation of our clinical trials and clinical development risk, as well as reviewing and pre-approving all material public disclosures related to our product pipeline and research and development efforts. As part of its oversight responsibilities, the committee also meets at least quarterly with the Chief Scientific Officer to review the progress of the product pipeline and the progress and results of pre-clinical studies and clinical trials. The Research and Development Committee is comprised of Drs. Senderowicz, Wilson and Cesano and Mr. Stuglik, with Dr. Senderowicz serving as the chair of the committee. The Board has determined that each of the members of our Research and Development Committee is independent under the requirements in the Research and Development Committee’s charter and our corporate governance guidelines. The Board has determined that Drs. Senderowicz, Wilson and Cesano and Mr. Stuglik meet the requirements for scientific and/or medical expertise under the Research and Development Committee’s charter. The Research and Development Committee’s discussions included an assessment of the risks related to effects of the closure of clinical trials of NERLYNX with respect to our commercialization of NERLYNX as well as the assessment of the clinical development risks associated with the acquisition of worldwide research and development, and commercial, rights to alisertib.

Equity Incentive Committee

Our Equity Incentive Committee consists of Mr. Auerbach, a director and our President and Chief Executive Officer, serving as its sole member. The Board delegated to the Equity Incentive Committee the authority to grant stock options and restricted stock units (“RSUs”) to non-executive employees, subject to the following conditions:

•	the maximum aggregate number of shares of common stock underlying RSUs granted pursuant to this authority is 100,000 per individual, subject to adjustment by the Board;

•	the maximum aggregate number of shares of common stock underlying stock options granted pursuant to this authority is 100,000 per individual, subject to adjustment by the Board; and

•	the stock options must have an exercise price equal to the closing price of our common stock on the grant date and have a term not longer than 10 years.

Pursuant to this delegation of authority, for fiscal year 2023, the Equity Incentive Committee granted an aggregate of 776,276 RSUs.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our Company. Our code of business conduct and ethics addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. Our code of business conduct and ethics is available on our corporate website at https://www.pumabiotechnology.com/about_governance.html. We intend to disclose any future amendments to our code of business conduct and ethics, or waivers of provisions required to be disclosed under the rules of the SEC, at the same location on our website identified in the preceding sentence.

Corporate Governance Guidelines

We have adopted corporate governance guidelines, which, among other things, highlight that the Board should consider diversity of gender, race, geography, ethnicity, culture, background, and perspective in evaluating the suitability of individual members of the Board. Our corporate governance guidelines are available on our corporate website at https://www.pumabiotechnology.com/about_governance.html.

Communication with the Board

Stockholders and other interested parties may send communications to the Board, including any individual director, any non-employee director or the directors as a group, by mailing such communications to Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024, Attention: Corporate Secretary. Such correspondence shall be addressed to the Board, any individual director or any non-employee director by either name or title.

All communications received as set forth in the preceding paragraph will be opened by the Company’s Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board, any individual director or any non-employee director, the Company’s Corporate Secretary will make sufficient copies of the contents to send to each director to which the envelope is addressed.

Pledging and Hedging Prohibited

We maintain an Insider Trading Compliance Policy that prohibits our officers, directors and employees from pledging Company stock as collateral to secure loans and from engaging in hedging transactions, including zero-cost collars and forward sale contracts. It further prohibits margin purchases of the Company’s stock, short sales of the Company’s stock, and any transactions in puts, calls or other derivative securities involving the Company’s stock.

Environmental, Social and Governance

ESG Governance

Our Nominating and Corporate Governance Committee provides oversight and guidance regarding ESG. This committee periodically discusses ESG topics and interacts with executive leadership on ESG topics. Executive leadership has established a cross-functional ESG Working Group to provide operational guidance and direction regarding implementation of ESG at the Company. The ESG Working Group includes:

•	Chief Financial Officer

•	Chief Accounting Officer

•	Senior Vice President, Manufacturing

•	Chief Commercial Officer

•	Senior Vice President, Quality Assurance

•	Vice President, Human Resources

•	Senior Director, Investor Relations

Identifying High-Priority ESG Topics

To identify those ESG topics that are the highest priority for us to focus on, internal and external perspectives on ESG were evaluated. Through a process that is often labeled a “materiality assessment,” the perspectives of internal and external stakeholders were assessed, and we considered the highest priority ESG topics to be those that are most important to both internal and external stakeholders. Internal stakeholder perspectives were provided by the members of the ESG Working Group. External stakeholder perspectives were determined through sources that document the positions of key external stakeholders on ESG issues for the biopharmaceutical industry. Those sources include:

•	Biopharma Investor ESG Communications Guidance published by Biopharma Sustainability Roundtable

•	Sustainability Accounting Standards Board Biopharmaceuticals Standard

•	Key ESG ratings and the topics most heavily weighted in those ratings

•	Peer company reporting

The ESG topics identified as being of significant importance to both internal and external stakeholders are:

•	Access to Medicine/Healthcare

•	Business Ethics

•	Research and Development (with particular emphasis on Clinical Trial Practices)

•	ESG Governance

•	Product Quality and Patient Safety

•	Pharmaceuticals in the Environment

It should be noted that these are not the only ESG topics in which we are taking action and implementing programs; rather, these are the topics that are deemed most important and worthy of external reporting at this time. In addition, this list will be reviewed and updated as warranted.

Business Ethics and Compliance

Our Board provides oversight of our compliance program and adherence to high standards of business ethics. The chair of the Audit Committee serves as the primary liaison between the Board and executive leadership on matters of ethics and compliance. Operational guidance and direction for compliance and business ethics are provided by the Compliance Committee, which is chaired by the Ethics and Compliance Officer. Members of the Compliance Committee include the senior leads of the following functions:

•	Quality Assurance

•	Pharmacovigilance

•	Human Resources

•	Legal

•	Commercial

•	Regulatory Affairs

•	Finance

•	Clinical Research and Development

The Compliance Committee meets on at least a quarterly basis. Amongst other duties, the Compliance Committee ensures that we have devoted sufficient resources to maintain compliance with all applicable regulations and high ethical standards. In particular, the Compliance Committee is charged with ensuring that our compliance program is in alignment with the Office of the Inspector General (OIG) Compliance Program Guidance for Pharmaceutical Manufacturers. In addition, members of the Compliance Committee serve as Compliance Ambassadors within their respective departments to ensure collaboration, awareness and training are maintained.

As part of our overall commitment to operating ethically, we have committed to a “speak-up culture,” which is codified through our Compliance Reporting and Investigations Policy. This policy includes the commitment to maintaining a 24/7 reporting hotline that allows for anonymous reporting of concerns. In addition, the policy describes our commitment to no retaliation associated with reporting of concerns, and the specific follow-on actions to be taken, depending on the nature of any concerns reported through the hotline.

Our marketing efforts are carefully managed, and subject to our Medical, Legal, and Regulatory (MLR) Review process, to ensure that they are in compliance with applicable regulations and the highest ethical standards.

Access to Medicine

Core to our mission and culture is the belief that patients should have access to our medicines and that our staff should be dedicated to serving a patient in need. As a result, we have established and maintain a range of programs designed to maximize access to our medicines. Governance over these programs is led by the Chief Commercial Officer, and program design decisions are reviewed and approved by the Chief Financial Officer and the Chief Executive Officer.

Key programs designed to improve access to our medicines include:

•	Co-pay discount cards that limit monthly co-pays to $10 for most patients in the United States with commercial insurance. Approximately $6.0 million of co-pay assistance was provided to patients in the United States in 2023.

•	A large-scale Patient Assistance Program in the United States, which provides medication at no cost to uninsured or under-insured patients who cannot afford our medication. Approximately 20 percent of patients starting NERLYNX in 2023 received their medication at no cost.

•	Participation in the 340B program which provides medications to Medicaid patients at significant discounts.

•	A recently-launched pilot program to provide new patients with an initial month of medication at no cost to see if they tolerate the medicine before committing to longer-term use.

•	Supportive care medications provided at no cost to patients using our medications. Approximately $130 thousand of vouchers for supportive care medications were provided to patients in 2023.

•	Compassionate use to provide access to medicine for individual patients on humanitarian grounds outside of a specific Company-sponsored clinical study. Compassionate use decisions are managed by our Medical Affairs organization.

Product Quality

Our commitment to quality is demonstrated through our oversight structure, as well as our extensive set of policies, procedures and systems dedicated to quality and quality assurance. Our Quality Assurance organization is independent of our clinical, manufacturing and business operations to ensure that quality personnel act independently and have autonomy from business-driven influences. The head of our Quality Assurance organization meets directly with our Chief Executive Officer with any concerns and findings. Our executive team is held responsible for ensuring that an effective quality management system is in place to ensure the quality of drug products and clinical development programs.

We maintain a Quality System that encompasses an organizational structure, resources, policies, standard operating procedures and work instructions designed to ensure that safe and effective products are manufactured; that clinical trials are conducted in a manner that protects the rights, safety and well-being of trial subjects; and that our company-wide commitment to quality and the performance of the Quality System is supported by our executives and senior management. The main attributes of the Quality System are documented in our Quality Manual, which is a controlled document that cross-references the key policies and standard operating procedures that govern various aspects of the Quality System.

Some of the key aspects of our Quality System include:

•	A designated person responsible for the quality of drug product released for commercial and clinical use. This person is independent of manufacturing operations and has the authority to approve or reject starting materials, drug substance, bulk product, intermediate product and finished product.

•	A designated person responsible for the quality, ethics and compliance of the research, development and clinical programs. This person is independent of research and clinical operations and provides quality and compliance oversight over the clinical studies and other research and development activities.

•	An electronic document management system (EDMS) for maintaining regulated documents throughout their lifecycle.

•	A validated electronic Learning Management System (LMS) that records evidence of successful completion of training files for all employees and contractors involved in all regulated activities.

•	Engagement with our vendor organizations contracted to: manufacture, package, label or test drug products; manage clinical trials; perform clinical site monitoring activities; or perform any other activity that could impact the quality of our products or clinical trials, to address a wide range of issues, including conformance to recognized standards of current Good Manufacturing Practice (cGMP), Good Laboratory Practice (GLP), Good Clinical Practice (GCP) and Good Pharmacovigilance Practice (GVP). Responsibilities for activities related to drug product quality and any critical clinical research services are specified in a separate, written Quality Agreement between us and the vendor.

•	External and internal activities that impact the quality of our product or clinical trials are subject to regular audits to ensure compliance with regulatory requirements and our policies, standard operating procedures and work instructions, as applicable. The audits are conducted according to a pre-defined schedule, depending on the nature of the activity.

Patient and Clinical Trial Safety

We maintain a Safety Review Committee supported by our Pharmacovigilance organization. We have policies and standard operating procedures in place to ensure timely and comprehensive collection, review and reporting of adverse events and serious adverse events in compliance with regulatory requirements in the regions where our products are being studied or marketed. Our Pharmacovigilance organization maintains current information on the drug safety profile of our products as well as all applicable safety-related regulations. Our Pharmacovigilance organization also prepares updates on safety data from clinical trials and post-marketing, scientific literature and safety signals for presentation to the Safety Review Committee. The Safety Review Committee has responsibility for:

•	Ensuring the execution of strategies aimed at evaluation, validation, and providing recommendations for action of safety risks for our products throughout the development life cycle and following authorization for commercial use.

•	Reviewing new safety information as it becomes available.

•	Evaluating all available information to validate or refute potential safety signals. Provide recommendations for action, and communication to internal and external stakeholders.

In addition, standard operating procedures govern the processes that facilitate intake of safety-related inquiries, questions, and reports at any time. Medical review of each individual case safety report is performed by an internal team of medical professionals. Safety information is collected, processed, reported, and maintained in a centralized safety database.

Pharmaceuticals in the Environment

Two of the key pathways by which pharmaceuticals may end up in the environment are through effluent from manufacturing and improper disposal of medications. We contractually require contractors performing manufacturing on our behalf to comply with all federal, state and local laws and regulations regarding effluent to minimize any potential impact through this pathway. With regards to disposal of medications, we participate in MED-Project, a nationwide initiative to promote the proper storage and disposal of medications. MED-Project is run by the Pharmaceutical Product Stewardship Working Group and is designed to facilitate use of local medication disposal and takeback programs. MED-Project operates in all 50 states and maintains a database of over 22,000 locations for disposal and takeback. Through participation in this program, we are promoting proper disposal of unused medication and reducing potential impacts from improper disposal.

Compensation of Directors

Our Board has approved a compensation program for our non-employee directors (the “Director Compensation Program”), which governed their compensation for 2023. The Director Compensation Program is intended to fairly compensate our directors for the time and effort necessary to serve on the Board.

Every other year the Compensation Committee engages Compensia to perform an assessment of the Director Compensation Program relative to its then peer group of companies. In early 2023, Compensia provided their assessment to Company management and the Board and no changes were made to our Director Compensation Program following this review. We expect Compensia to provide an assessment of the program in early 2025, at which time we will evaluate whether any changes should be made to our Director Compensation Program going forward.

Director Compensation Program

Under the Director Compensation Program, each non-employee director receives an annual cash retainer for service on the Board, and for service on each committee of which the non-employee director is a member, paid in four equal installments at the beginning of each calendar quarter. All cash fees are payable on a pro-rated basis for non-employee directors who are initially elected or appointed in the middle of a calendar quarter.

The fees paid to non-employee directors for service on the Board under the Director Compensation Program are as follows:

Cash Compensation
Board Annual Retainer	$50,000
Committee Chair Annual Retainer
Audit	$20,000
Compensation	$15,000
Nominating and Corporate Governance	$10,000
Research and Development	$15,000
Committee Member (Non-Chair) Annual Retainer
Audit	$10,000
Compensation	$7,500
Nominating and Corporate Governance	$5,000
Research and Development	$7,500

In addition, under the Director Compensation Program, each of our non-employee directors receives an annual RSU award with a value of $300,000 (determined using the trailing 30-calendar day average stock price through and including the grant date) (the “Annual RSU Award”), up to a maximum of 27,000 shares. The 27,000 share limit has resulted in less than $300,000 of equity award value being granted for the past 2 years. The Annual RSU Award is granted automatically on the date of the annual stockholders’ meeting and vests in full on the earlier of the one-year anniversary of the grant date and the date of the annual meeting following the date of grant, subject to the non-employee director’s continued service through the applicable vesting date.

Upon initial appointment or election to the Board, under the Director Compensation Program, each new non-employee director receives a stock option to purchase a number of shares of common stock under the 2011 Plan with a value of $700,000 (determined using a Black-Scholes option value based on a trailing 30-calendar day average stock price), up to a maximum of 100,000 shares. The stock options which vest and become exercisable with respect to one-third of the shares on the first anniversary of the grant date, and with respect to an additional 1/36th of the shares on each monthly anniversary thereafter, subject to the non-employee director’s continued service through the applicable vesting date (the “Initial Option Award”). Each Initial Option Award has an exercise price per share of common stock equal to the fair market value on the date of grant.

Pursuant to the terms of our 2011 Plan, any compensation payable to our non-employee directors is limited such that the maximum aggregate value of cash compensation and equity-based awards granted to any non-employee director during any calendar year is $1,000,000.

The following table sets forth information regarding the compensation earned by our non-employee directors for the year ended December 31, 2023. Mr. Auerbach, who served as our President and Chief Executive Officer during the year ended December 31, 2023, and continues to serve in that capacity, does not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Auerbach is reported in the Summary Compensation Table included under “Executive Compensation.”

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Alessandra Cesano M.D., Ph.D.	57,500	94,770	152,270
Allison Dorval	60,000	94,770	154,770
Michael P. Miller	68,125	94,770	162,895
Jay M. Moyes	77,500	94,770	172,270
Adrian M. Senderowicz, M.D.	70,000	94,770	164,770
Brian Stuglik, R.Ph.	66,875	94,770	161,645
Troy E. Wilson, Ph.D., J.D.	77,500	94,770	172,270

(1)	Represents the grant date fair value of 27,000 RSUs granted on June 13, 2023 determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For a discussion of valuation assumptions for RSU awards, see Note 10 to our 2023 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 and filed on February 29, 2024. The RSUs granted in 2023 had a value that was less than the annual $300,000 grant value as a result of the 27,000 shares cap on the number of shares that could be subject to the award. As of December 31, 2023, each of our non-employee directors, held 27,000 unvested RSUs. As of December 31, 2023, our non-employee directors held the following outstanding vested and unvested stock options: Dr. Cesano – 100,000; Ms. Dorval – 108,721; Mr. Miller – 17,626; Mr. Moyes – 57,604; Dr. Senderowicz – 77,604; Dr. Stuglik – 93,953; Dr. Wilson – 47,604.

Director Stock Ownership Guidelines

Our corporate governance guidelines contain certain stock ownership guidelines for our non-employee directors. Pursuant to these guidelines, each non-employee director is expected to attain beneficial ownership of 10,000 shares of our common stock within three years after joining the Board, and to maintain or exceed such ownership throughout service as our director. Unless otherwise approved by the Board, each such director must refrain from selling any shares of our common stock (other than for purposes of paying taxes associated with the acquisition of such shares) until the minimum ownership requirement is met. As of December 31, 2023, each non-employee director who had served three years or more on the Board had met these ownership requirements.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our common stock beneficially owned as of April 22, 2024, by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors and director nominees, (iii) each of our “Named Executive Officers” identified under the “Executive Compensation” section of this proxy statement, and (iv) all current executive officers and directors as a group. Unless otherwise noted below, the address of each stockholder below is c/o Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024.

		SHARES BENEFICIALLY OWNED (1)
NAME	TITLE	NUMBER (#)	PERCENTAGE
Directors and Named Executive Officers
Alan H. Auerbach (2)	President, Chief Executive Officer and Chairman of the Board	10,259,467	20.1%
Maximo F. Nougues (3)	Chief Financial Officer	412,664	*
Alvin Wong, Pharm.D. (4)	Chief Scientific Officer	277,179	*
Jeff J. Ludwig (5)	Chief Commercial Officer	539,620	1.0%
Douglas Hunt, B.Sc (Hons) (6)	Chief Regulatory Affairs, Medical Affairs, Pharmacovigilance, and Law Officer	333,071	*
Alessandra Cesano, M.D., Ph.D. (7)	Director	88,111	*
Allison Dorval (8)	Director	149,700	*
Michael P. Miller (9)	Director	60,984	*
Jay M. Moyes (10)	Director	100,926	*
Adrian M. Senderowicz, M.D. (11)	Director	104,604	*
Brian Stuglik, R.Ph. (12)	Director	152,911	*
Troy E. Wilson, Ph.D., J.D. (13)	Director	75,504	*
All executive officers and directors as a group (12 individuals)(14)		12,554,741	23.7%
Stockholders Holding 5% or More
The Vanguard Group, Inc. (15)		3,802,081	7.9%
Millennium Management, LLC (16)		3,164,249	6.6%
Acorn Capital Advisors (17)		2,934,496	6.1%
Camber Capital Management, L.P. (18)		2,805,000	5.8%
Frazier Life Sciences funds (19)		2,631,713	5.5%

*	Denotes less than 1.0% of beneficial ownership.

(1)	Applicable percentages are based on 48,238,850 shares of our common stock outstanding as of April 22, 2024. This table is based upon information supplied by our officers, directors, principal stockholders and transfer agent, and information contained in Schedules 13D and 13G filed with the SEC. Unless otherwise noted in the footnotes to this table, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws, where applicable. Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of April 22, 2024, whether through the exercise or conversion of any stock option, convertible security, warrant or other right, which rights are considered outstanding only for such person. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that such stockholder has a direct or indirect pecuniary interest in those shares.
(2)

Consists of (i) 6,843,745 shares held by Mr. Auerbach, (ii) 2,116,250 shares exercisable pursuant to the Auerbach Warrant, and (iii) options to purchase 1,299,472 shares of our common stock exercisable within 60 days of April 22, 2024.

(3)	Consists of (i) 99,365 shares held by Mr. Nougues, and (ii) options to purchase 313,299 shares of our common stock exercisable within 60 days of April 22, 2024.
(4)	Consists of (i) 70,327 shares held by Dr. Wong, (ii) options to purchase 206,852 shares of our common stock exercisable within 60 days of April 22, 2024.
(5)	Consists of (i) 66,484 shares held by Mr. Ludwig, and (ii) options to purchase 473,136 shares of our common stock exercisable within 60 days of April 22, 2024.
(6)	Consists of (i) 79,251 shares held by Mr. Hunt, and (ii) options to purchase 253,820 shares of our common stock exercisable within 60 days of April 22, 2024.
(7)	Consists of (i) stock awards of 27,000 shares vesting within 60 days of April 22, 2024 by Dr. Cesano, and (ii) options to purchase 61,111 shares of our common stock exercisable within 60 days of April 22, 2024.
(8)	Consists of (i) 17,000 shares held by Ms. Dorval, (ii) stock awards of 27,000 shares vesting within 60 days of April 22, 2024, and (iii) options to purchase 105,700 shares of our common stock exercisable within 60 days of April 22, 2024.
(9)

Consists of (i) 16,358 shares held by Mr. Miller, (ii) stock awards of 27,000 shares vesting within 60 days of April 22, 2024, and (iii) options to purchase 17,626 shares of our common stock exercisable within 60 days of April 22, 2024.

(10)

Consists of (i) 16,322 shares held by Mr. Moyes, (ii) stock awards of 27,000 shares vesting within 60 days of April 22, 2024, and (iii) options to purchase 57,604 shares of our common stock exercisable within 60 days of April 22, 2024.

(11)

Consists of (i) stock awards of 27,000 shares vesting within 60 days of April 22, 2024 by Dr. Senderowicz, and (ii) options to purchase 77,604 shares of our common stock exercisable within 60 days of April 22, 2024.

(12)

Consists of (i) 31,958 shares held by Mr. Stuglik, (ii) stock awards of 27,000 shares vesting within 60 days of April 22, 2024, and (iii) options to purchase 93,953 shares of our common stock exercisable within 60 days of April 22, 2024.

(13)

Consists of (i) stock awards of 27,000 shares vesting within 60 days of April 22, 2024 by Dr. Wilson, (ii) 350 shares held in an IRA by Dr. Wilson, (iii) a total of 550 shares held in minor accounts for Dr. Wilson’s children, and (iv) options to purchase 47,604 shares of our common stock exercisable within 60 days of April 22, 2024.

(14)

With respect to the executive officers and directors as a group, consists of an aggregate of (i) 7,241,710 shares held, (ii) options to purchase 3,007,781 shares of our common stock exercisable within 60 days of April 22, 2024, (iii) stock awards of 189,000 vesting within 60 days of April 22, 2024, and (iv) 2,116,250 shares exercisable pursuant to the Auerbach Warrant.

(15)

The information reported is based on a Schedule 13G/A filed on February 13, 2024, reporting ownership as of December 29, 2023. The Vanguard Group, Inc. reports sole dispositive power with respect to 3,787,638 shares of our common stock and shared dispositive power with respect to 14,443 shares of our common stock. The address for this entity is 100 Vanguard Blvd., Malvern, PA 19355.

(16)

The information reported is based on a Schedule 13G/A filed on January 30, 2024 reporting ownership as of December 31, 2023. Integrated Core Strategies (US) LLC reports shared voting power and shared dispositive power with respect to 2,843,239 shares. Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander each report shared voting power and shared dispositive power with respect to 3,164,249 shares of our common stock, and that such shares are held by entities subject to voting control and investment discretion by Millennium Management LLC and/or other investment managers that may be controlled by Millennium Group Management, LLC (the managing member of Millennium Management LLC) and Mr. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The address for these entities and person is 399 Park Avenue, New York, NY 10022.

(17)	The information reported is based on a Schedule 13G/A filed on February 6, 2024 reporting ownership as of December 31, 2023. Anders Hove, manager of Acorn Capital Advisors GP, LLC, the sole general partner of Acorn Bioventures, L.P., and Acorn Capital Advisors GP 2, LLC, the sole general partner of Acorn Bioventures 2, L.P., reports shared voting and dispositive power with respect to 2,934,496 shares of our common stock, which consists of (i) 1,232,490 shares of our common stock for which Acorn Bioventures, L.P. and Acorn Capital Advisors GP, LLC each report shared voting and dispositive power and (ii) 1,702,006 shares of our common stock for which Acorn Bioventures 2 L.P. and Acorn Capital Advisors GP 2, LLC each report shared voting and dispositive power. The address for these entities and this person is 420 Lexington Avenue, Suite 2626, New York, New York 10170.
(18)

The information reported is based on a Schedule 13G/A filed on February 14, 2024, reporting ownership as of December 31, 2023. Camber Capital Management LP and Stephen DuBois report shared voting and dispositive power with respect to the 2,805,000 shares of our common stock. The address for this entity and person is 101 Huntington Avenue, Suite 2101, Boston, MA 02199.

(19)	The information reported is based on a Schedule 13G filed on March 29, 2024, reporting ownership as of March 25, 2024. James N. Topper, Patrick J. Heron Albert Cha and James Brush, as members of the indirect general partner of the specified Frasier Life Sciences funds that directly hold the 2,631,713 shares, each report shared voting power and shared dispositive power with respect to these shares of our common stock, which consists of (i) 1,295,100 shares of our common stock held directly by Frazier Life Sciences Public Fund, L.P., (ii) 639,055 shares of our common stock held directly by Frazier Life Sciences Public Overage Fund, L.P., (iii) 244,177 shares of our common stock held directly by Frazier Life Sciences X, L.P., and (iv) 453,381 shares of our common stock held directly by Frazier Life Sciences XI, L.P. [ The address for these persons and entities is c/o Frazier Life Sciences Management, L.P., 1001 Page Mill Rd, Building 4, Suite B, Palo Alto, CA 94304.

EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of April 22, 2024, the record date.

Name	Age	Position
Alan H. Auerbach	54	President, Chief Executive Officer and Chairman of the Board
Maximo F. Nougues	55	Chief Financial Officer
Alvin Wong, Pharm.D.	71	Chief Scientific Officer
Jeff J. Ludwig	58	Chief Commercial Officer
Douglas Hunt, B.Sc (Hons)	59	Chief Regulatory Affairs, Medical Affairs, Pharmacovigilance, and Law Officer

Alan H. Auerbach. See “Director Biographical Information” above.

Maximo F. Nougues. Mr. Nougues joined the Company as Chief Financial Officer in November 2018. Prior to joining the Company, Mr. Nougues served in various positions at Getinge AB, a global medical device company based in Sweden, from January 2008 until October 2018. At Getinge, he held several leadership positions with oversight for the business that generated regional revenues of approximately $1 billion annually. During his tenure at Getinge, he served as Regional Chief Financial Officer for North America, Regional Chief Financial Officer for the Americas and Regional Vice President of Finance. Mr. Nougues also served as Chief Financial Officer for MAQUET North America, which was acquired by Getinge in 2000. Prior to joining Getinge, Mr. Nougues worked in finance roles in Boston Scientific’s cardiac surgery division, which was acquired by Getinge in 2008, and at The Clorox Company from 1998 until 2007. Mr. Nougues holds an M.S. in business administration from the Universidad del Norte Santo Tomas de Aquino, Tucuman, Argentina and an M.B.A. from the University of San Francisco McLaren School of Business.

Alvin Wong, Pharm.D. Dr. Wong joined the Company in March 2013 and since June 2021 has served as our Chief Scientific Officer. From August 2017 to June 2021, Dr. Wong served as our Senior Vice President, Clinical Science and Pharmacology. From 2007 to 2013, Dr. Wong was Senior Director of Clinical Development at Proteolix, Inc. (acquired by Onyx) where he managed studies in multiple myeloma and supported the approval of Kyprolis®. Previously, he held positions in Clinical Pharmacology and Pharmacovigilance at Novacea, and in drug safety at Genentech, where he contributed to the successful submissions of Herceptin® for HER2-positive breast cancer, Rituxan® for patients with non-Hodgkin's Lymphoma and Avastin® for patients with colorectal cancer. Dr. Wong earned his Doctor of Pharmacy degree from the University of San Francisco (UCSF). Dr. Wong was a Clinical Professor at UCSF from 1976 to 1996.

Jeff J. Ludwig. Mr. Ludwig has served as our Chief Commercial Officer since March 2020. Mr. Ludwig previously worked as Vice President Oncology Sales for Astellas Pharma Inc. (“Astellas”), a multinational pharmaceutical company based in Japan, from September 2019 until March 2020, where he led multiple sales teams across several oncology therapeutic products, a significant label expansion in prostate cancer and a new launch in bladder cancer. Prior to joining Astellas, Mr. Ludwig worked at Amgen, a multinational biopharmaceutical company, from April 2001 until August 2019, where he most recently held the position of Vice President of Oncology Sales from January 2014 to August 2019. During his tenure as Vice President of Oncology Sales, he led the sales organization through numerous successful launches and contributed to a multi-billion dollar portfolio of therapeutic and supportive care products. Before assuming the Vice President of Oncology Sales role, he successfully held various other leadership positions at Amgen in both oncology sales and marketing. Prior to joining Amgen, Mr. Ludwig worked in various sales and marketing roles at Eli Lilly and Company from 1988 until 2001. Mr. Ludwig holds a B.S. in business from Arizona State University where he graduated with honors.

Douglas Hunt B.Sc (Hons) Mr. Hunt has served as our Chief Regulatory Affairs, Medical Affairs, Pharmacovigilance, and Law Officer since April 2024. Mr. Hunt commence employment in January 2018 as Senior Vice President, Regulatory Affairs and has been responsible for various operations of the Company during his tenure, including Pharmacovigilance since 2023, Medical Affairs since 2022, and Law since 2020. Previously, Mr. Hunt also oversaw the Company’s Medical Writing and Project Management. Mr. Hunt has over 25 years of regulatory affairs experience and was a regulatory affairs consultant to the Company from February 2017 to January 2018. Mr. Hunt previously served as Vice President Regulatory Affairs and Quality Assurance at ArmaGen, Inc., a private biotechnology company, from March 2015 until December 2017 and Vice President, Global Regulatory Affairs (Bioscience) at Baxter International Inc., a public healthcare company, from March 2008 March 2015 where he was responsible for global regulatory affairs for several franchises including oncology. Prior to his role at Baxter Bioscience, Mr. Hunt worked for Amgen, a multinational biopharmaceutical company, from June 2000 to March 2008 in various positions, including as Executive Director, Therapeutic Area Head (Oncology) and Executive Director, Therapeutic Area Head (Bone/Oncology), Global Regulatory Affairs and Safety. Mr. Hunt received a B.Sc (Hons). from Portsmouth University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis describes our executive compensation programs for our “Named Executive Officers” for the 2023 fiscal year, who were:

•	Alan H. Auerbach, our President and Chief Executive Officer;

•	Maximo F. Nougues, our Chief Financial Officer;

•	Alvin Wong, Pharm.D., our Chief Scientific Officer;

•	Jeff J. Ludwig, our Chief Commercial Officer; and

•	Douglas Hunt, B.Sc (Hons), our Chief Regulatory Affairs, Medical Affairs, Pharmacovigilance, and Law Officer.

2023 Business Highlights

•	2023 Financial Performance. Our revenue, net income and cash flow improved in 2023. Total revenue for the year ended December 31, 2023 improved to approximately $235.6 million, compared to approximately $228.0 million for the year ended December 31, 2022. Net income for the year ended December 31, 2023 improved to approximately $21.6 million, or basic net income per share of $0.46 and diluted net income per share of $0.45, compared to net income of two thousand dollars, or $0.00 per share basic and diluted, for the year ended December 31, 2022. Additionally, net cash flow increased by $7.9 million for the year ended December 31, 2023, compared to an increase of $3.5 million for the year ended December 31, 2022.

The below table summarizes the financial results of the Company over the years ended December 31, 2023, 2022 and 2021 (in thousands except share and per share data):

	For the Year Ended December 31,
	2023	2022	2021
Product revenue, net	$203,107	$200,023	$189,064
License revenue	—	—	51,750
Royalty revenue	32,530	28,008	12,341
Total revenue	$235,637	$228,031	$253,155
Income from operations	$32,640	$23,720	$1,290
Net income (loss)	$21,591	$2	$(29,126)

Net income (loss) applicable to common stockholders	$21,591	$2	$(29,126)
Net income (loss) per share of common stock—basic	$0.46	$0.00	$(0.72)
Net income (loss) per share of common stock—diluted	$0.45	$0.00	$(0.72)

•	Alisertib Exclusive License. 2023 marked the first year in which alisertib was part of operations, having acquired an exclusive worldwide license for the research and development of, and commercial rights to, alisertib in September 2022. Alisertib is an investigational, reversible, ATP-competitive inhibitor that is designed to be highly selective for aurora kinase A. Inhibition of aurora kinase A can lead to disruption of mitotic spindle apparatus assembly, disruption of chromosome segregation, and inhibition of cell proliferation. In clinical trials to date, alisertib has shown single agent activity and activity in combination with other cancer drugs in the treatment of many different types of cancers, including hormone receptor-positive breast cancer, triple negative breast cancer, small cell lung cancer and head and neck cancer.

2023 Compensation Highlights

•

Achievement of 2023 Corporate Performance Goals – Below Target Payout Despite Improved Revenue and Net Income. Our compensation philosophy is designed to align the interests of our executive officers with those of our stockholders by providing pay that is directly linked to the achievement of performance goals established to foster the creation of sustainable long-term stockholder value and year-over-year improvement. As such, the portion of our 2023 short-term incentive compensation program for our Named Executive Officers, which was based on previously established goals related to total revenue (excluding license revenue), cashflow, alisertib clinical trial and alisertib product development, were deemed achieved at 49.0%, 73.2%, 50% and 150% of target for that goal, respectively, which resulted in an overall 71.5% attainment of the corporate performance portion of the annual short-term incentive compensation award opportunity, after weighting, as described further below. The revenue goal was weighted 40%, the net income goal was weighted 30%, and each of the two alisertib goals were weighted 15% each. The revenue and net income threshold goals were set at last year’s actual performance, with at-threshold performance resulting in 0% earned for that goal and linear interpolation to performance at target, which yields 100% payout, and maximum performance, which yields 200% payout, for that goal.

Mr. Auerbach’s short-term incentive compensation is based 100% on our corporate performance and thus he was awarded 2023 short-term incentive compensation of 71.5% of target opportunity. For the other Named Executive Officers (other than Mr. Auerbach), after taking into account the Compensation Committee’s assessment of each executive’s individual performance and the performance of the operations for which the executive is responsible, the 2023 short-term incentive compensation awarded to Messrs. Nougues, Hunt and Ludwig and Dr. Wong was 88.25%, 88.25%, 68.25% and 83.25%, respectively, of each executive’s target bonus opportunity, based on individual performance assessed at 105%, 105%, 65%, and 95% of target, respectively.

•	Increased 2023 Equity Award Values Based on Company Performance and Market Median. The long-term equity values granted for 2023 reflect the Compensation Committee’s general approach in determining annual equity grant value, wherein the median long-term equity value granted at our peer group for the similar position is modified by the Company’s actual performance under the corporate goals for our just completed prior year’s annual short-term incentive compensation program. Thus, in 2023, the primary factors that impacted the value of long-term equity-based incentive awards granted was our 158.4% performance against corporate goals for 2022 under our annual short-term incentive compensation program and the 50th percentile of the long-term equity values of our 2023 peer group. In approving these increases, the Compensation Committee also reviewed and considered 2023 peer group benchmarking data that reflected the prior year’s equity grant values for our NEOs being significantly below market median, the recommendations of our CEO for an adjustment in grant value for the other NEOs, individual performance by each of the NEOs, and the limitation imposed by the shares available for grant under our 2011 Plan. These additional considerations resulted in 2023 equity grant values for each executive at 149% of peer group median for their position. Under this formula, the total value of the 2023 long-term equity-based incentive award for Mr. Auerbach increased from approximately $790,000 in 2022 to approximately $1.6 million in 2023, which methodology aligns with our pay for performance philosophy.

Advisory Vote on Executive Compensation

At our 2023 annual meeting of stockholders, approximately 93% of the votes cast by our stockholders approved, on an advisory basis, the compensation of our Named Executive Officers. We did not make any changes to our executive compensation policies or decisions as a result of the vote. As described in further detail under Proposal 4 of this proxy statement, at this annual meeting, our stockholders are being asked to indicate how frequently they believe we should seek an advisory vote on the compensation of our Named Executive Officers (the “frequency vote”). Our Board has recommended that our stockholders vote for a frequency of one year. We currently expect our next say-on-pay vote (after the vote on Proposal 3 at this annual meeting) will be held at our 2025 annual meeting, although our Board may decide to modify this expectation, particularly in light of the results of the frequency vote.

2023 Shareholder Engagement

We value the opinions of our stockholders on our executive compensation programs. In evaluating the design of our executive compensation, the Compensation Committee considers stockholder input, which we solicit annually through direct outreach with our large investors and through our annual advisory say-on-pay vote. In 2023, we gathered feedback from our stockholders on topics including our compensation program, board composition, board expertise and diversity and over-boarding.

Chief Executive Officer Realized Compensation

The graph below illustrates the Summary Compensation Table reported values for Mr. Auerbach’s total compensation for 2022 and 2023 in the Summary Compensation Table and his total direct compensation realized for each year. We believe this graph shows that Mr. Auerbach’s total direct compensation realized is less than the Summary Compensation Table-reported values for 2022 and 2023, and that the compensation reported in the Summary Compensation Table overstates Mr. Auerbach’s compensation.

(1) For purposes of this graph, realized value includes Mr. Auerbach’s salary and short-term incentive compensation for the applicable year, as well as benefits and other perquisites, the value of any RSUs that vested, and any stock options exercised in the applicable year.

At December 31, 2022 and 2023, all of the outstanding options held by our executive officers were underwater with exercise prices in excess of the closing stock price of our common stock on December 30, 2022 and December 29, 2023 (the last trading days of the applicable calendar year) of $4.23 and $4.33 per share, respectively, except for the option grants to our executives on March 3, 2022 at an exercise price of $2.33 per share.

Compensation Principles and Objectives

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. Given the long product development cycles in our business, we believe compensation should be structured to ensure that a portion of compensation opportunity will be related to factors that directly and indirectly influence long-term stockholder value. Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives.

The Compensation Committee believes that compensation paid to our Named Executive Officers should be aligned with our performance on both a short-term and long-term basis, linked to results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for executive officers, the following are the Compensation Committee’s objectives:

•	Align officer and stockholder interests by providing a portion of total compensation opportunities for senior management in the form of equity awards and short-term incentive compensation awarded based on the Compensation Committee’s review of Company and individual performance;

•	ensure executive officer compensation is competitive within the marketplace in which we compete for executive talent by relying on the Compensation Committee’s judgment, expertise and personal experience with other similar companies, recognizing that because of the Company’s business model and relatively early stage of development, there may be few directly comparable companies; and

•	recognize that best compensation practices for a growing company may be substantially different than for a larger, more mature company and that we should make full use of our greater latitude and breadth of compensation opportunities.

Strong Governance and Compensation Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. Our compensation philosophy and related corporate governance policies and practices are complemented by the following specific compensation practices that are designed to align our executive compensation program with long-term stockholder interests:

	What We Do		What We Do Not Do

✓

Multi-Year Vesting. The equity awards granted to our executive officers generally vest over multi-year periods, which we believe is consistent with current market practice, our retention objectives and our pay for performance philosophy.

		✕	No Guaranteed Compensation. We do not guarantee cash incentives, equity compensation or salary increases for executive officers.

✓	Stock Ownership Guidelines. We maintain executive stock ownership guidelines that cover our executive officers.	✕

No “Single-Trigger” Compensation. We have no single-trigger cash severance, equity acceleration or other benefits in connection with a change in control; instead, payments require a termination of employment in connection with the change in control.

✓	Clawback Policy. In 2023, we updated our clawback policy to recoup erroneously-paid cash and equity compensation from our executive officers in the event of a financial restatement.	✕	Hedging and Pledging Prohibited. We prohibit our executive officers and the non-employee members of our Board from hedging or pledging our securities.

✓

Long-Term Incentive Awards. The majority of our executive officers' compensation is granted in the form of long-term equity awards, which we believe aligns their interests with those of our stockholders.

		✕	No Repricing without Stockholder Approval. Our equity plan prohibits repricing of out-of-the-money stock options to a lower exercise price without approval of our stockholders.

✓	Limited Perquisites. We provide only limited perquisites or other personal benefits to our executive officers, such as Company-paid long-term disability insurance and annual physicals.

✓	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

✓	Independent Compensation Advisor. The Compensation Committee engages an independent compensation consultant to provide independent analysis, advice and guidance on executive compensation.

Determination of Compensation

The Compensation Committee is charged with the primary authority to determine and recommend the compensation of our Named Executive Officers. Based on the Compensation Committee members’ collective understanding of compensation practices in similar companies in the biotechnology and pharmaceutical industry, and based upon the advice and recommendation from Compensia (its independent compensation consultant), our executive compensation package consists of the following primary elements, in addition to the employee benefit plans in which all employees may participate:

•	Base salary: compensation for ongoing services throughout the year.

•	Annual short-term incentive compensation awards: awards to recognize and reward achievement of short-term corporate and individual performance.

•	Long-term equity incentive awards: equity compensation to provide an incentive to our Named Executive Officers to focus on long-term performance and to manage us from the perspective of an owner with an equity stake in the business.

•	Severance and change in control benefits: remuneration available to certain Named Executive Officers in the event of a qualifying termination of employment.

To aid the Compensation Committee in making its determination, our Chief Executive Officer provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers (other than himself) based on the overall corporate achievements during the period being assessed and his knowledge of the individual contributions to our success by each of the Named Executive Officers. The overall performance of our Named Executive Officers as a team is reviewed annually by the Compensation Committee.

We set base salary and annual short-term incentive compensation structures and any grants of stock options or RSUs based on the Compensation Committee members’ collective understanding of compensation practices in the biotechnology and pharmaceutical industry and such members’ experiences as seasoned executives, consultants, board and compensation committee members, or investors in similar biotechnology and specialty pharmaceutical industry companies.

In November 2022, the Compensation Committee reviewed and revised the composition of our peer group, employing an assessment of our peer group prepared by, and after consideration of the advice of, Compensia, for use as a reference when setting our 2023 executive compensation levels, resulting in establishing the following 16 peer group companies (the “2023 peer group”):

AcelRx Pharmaceuticals, Inc.(1)	Eagle Pharmaceuticals	Paratek Pharmaceuticals, Inc.(1)
AIM ImmunoTech Inc.(1)	Eiger BioPharmaceuticals, Inc.(1)	Rigel Pharmaceuticals
Akebia Therapeutics	Fortress Biotech, Inc.(1)	scPharmaceuticals Inc.(1)
Alimera Sciences, Inc.(1)	Karyopharm Therapeutics	Trevena, Inc.(1)
BioXcel Therapeutics, Inc.(1)	MacroGenics, Inc.(1)
Citius Pharmaceuticals, Inc.(1)	OptiNose, Inc.(1)

(1)	Peer company was added for 2023.

The market data used for Compensia’s comparative analysis was drawn from publicly available sources and also from the Radford Global Life Science Survey. The 2023 peer group was developed with primary consideration given to companies with lower market capitalization than the 2022 peer group, and companies more similar to ours with respect to development phase revenue, market capitalization and employee headcount. Based on the peer analysis performed by Compensia in November 2022 for the purpose of selecting our 2023 peer group, 12 companies were added to the 2023 peer group (as noted above) and the following 15 companies were removed: Adamas Pharmaceuticals; ADMA Biologics; Aerie Pharmaceuticals; BioDelivery Sciences International; Catalyst Pharmaceuticals; Clovis Oncology; Coherus BioSciences; Collegium Pharmaceutical; Flexion Therapeutics; Intercept Pharmaceuticals; La Jolla Pharmaceutical Company; Omeros; Radius Health; Theravance Biopharma; Travere Therapeutics; and Vanda Pharmaceuticals. In general, the removed peer companies no longer fit the selection criteria, while the additions reflect companies with financial and industry characteristics more similar to our company.

In assessing our peer group, Compensia prepared for the Compensation Committee a peer group using the following criteria:

•	Biotechnology companies with a therapeutic focus and that are in a pipeline stage;

•

Peer companies with revenues ranging from $0 to $297 million (with Puma revenues at $207 million or the 83rd percentile), market capitalization ranging from $27 million to $399 million (with Puma market capitalization at $106 million or the 33rd percentile); and

•	Peer companies headquartered in the United States and other similar characteristics such as revenue, market cap, one-year and three-year total shareholder return and employee headcount.

We believe these characteristics are relevant because their similarity captures the similarity in the labor market for executives.

In November 2023, the Compensation Committee reviewed and revised the composition of our peer group, employing an assessment of our peer group prepared by, and after consideration of the advice of, Compensia, for use as a reference when setting our 2024 executive compensation levels, resulting in the following 16 peer group companies (the “2024 peer group”):

Agenus Inc. (1)	Eiger BioPharmaceuticals, Inc.	MacroGenics, Inc.
Assertio Holdings, Inc. (1)	Esperion Therapeutics (1)	Nektar Therapeutics (1)
Akebia Therapeutics	G1 Therapeutics, Inc. (1)	OptiNose, Inc.
Alimera Sciences, Inc.	Heron Therapeutics (1)	Rigel Pharmaceuticals
BioXcel Therapeutics, Inc.	Intercept Pharmaceuticals (1) (2)	scPharmaceuticals Inc.
Eagle Pharmaceuticals	Karyopharm Therapeutics	Theravance Biopharma (1)
Y-mAbs Therapeutics (1)

(1)	Peer company was added in 2024.
(2)	Acquired by Alfasigma in November 2023.

The market data used for Compensia’s comparative analysis was drawn from publicly available sources for the companies in the 2023 peer group and also from the Radford Global Life Science Survey. The 2024 peer group was developed with primary consideration given to companies with similar market capitalization as well as removing any pre-commercial companies from the 2024 peer group. Based on the peer analysis performed by Compensia in 2023 for the purpose of selecting our 2024 peer group, 9 companies were added as noted above and the following 7 companies were removed: AcelRx Pharmaceuticals, Inc.; AEIM ImmunoTech Inc.; Citius Pharmaceuticals, Inc.; Fortress Biotech, Inc.; MacroGenics, Inc.; Paratek Pharmaceuticals, Inc.; and Trevena, Inc. In general, the removed peer companies no longer fit the selection criteria while the additions reflect companies with financial and industry characteristics more similar to our company.

In assessing our peer group, Compensia prepared for the Compensation Committee a peer group using the following criteria:

•	Biotechnology companies with a therapeutic focus and that are in a pipeline stage;

•

Peer companies with revenues ranging from $75 million to $690 million (with Puma revenues at $230 million or the 97th percentile), market capitalization ranging from $40 million to $590 million (with Puma market capitalization at $146 million or the 57th percentile); and

•	Peer companies headquartered in the United States and other similar characteristics such as revenue, market cap, one-year and three year total shareholder return and employee headcount.

We believe these characteristics are relevant because their similarity captures the similarity in the labor market for executives.

Elements of Executive Compensation

Base Salaries

Our Chief Executive Officer periodically reviews and recommends the base salaries in effect for each of our Named Executive Officers (other than for himself), and the Compensation Committee approves the base salary for each Named Executive Officer. Adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, experience, and sustained performance. Decisions regarding salary increases may take into account the Named Executive Officer’s current salary, equity ownership and the amounts paid to individuals in comparable positions from the assessment prepared by Compensia. No formulaic base salary increases are provided to our Named Executive Officers. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and takes into account the executive’s performance.

Effective January 1, 2023, the Compensation Committee approved base salary increases of approximately 3% for Mr. Auerbach, approximately 4% for Messrs. Ludwig and Nougues, and Dr. Wong, and approximately 7.5% for Mr. Hunt. These base salary increases reflect performance as well as cost of living increases, which positioned the base salaries in the 80th to 85th percentile of our 2023 peer group.

Effective January 1, 2024, the Compensation Committee approved base salary increases of approximately 3% for Mr. Auerbach, approximately 4.5% for Messrs. Nougues, Hunt, and Dr. Wong, and approximately 2% for Mr. Ludwig.

The following table shows the Named Executive Officers’ base salaries for 2022, 2023 and 2024.

	2022 Annual Base	2023 Annual Base	2024 Annual Base
Name	Salary ($)	Salary ($)	Salary ($)
Alan H. Auerbach	852,302	877,871	904,207
Maximo F. Nougues	495,693	515,521	538,719
Alvin Wong, Pharm.D.	504,000	524,160	547,747
Jeff J. Ludwig	573,623	596,568	608,499
Douglas Hunt, B.Sc (Hons)	398,164	428,026	447,287

The actual base salaries paid to all of our Named Executive Officers during 2023 are set forth in the “Summary Compensation Table” below.

Short-term Incentive Compensation

Our short-term incentive compensation program is intended to provide incentives to drive company-wide performance. Each of our Named Executive Officers is eligible to receive a cash incentive award targeted as a percentage of the executive’s base salary. For 2023, as in prior years, Messrs. Auerbach, Nougues, Ludwig, Hunt, and Dr. Wong were eligible to receive a cash incentive award targeted at 65%, 40%, 40%, 40%, and 40%, respectively, of their annual base salary in effect at the end of 2023.

The Company’s 2023 annual short-term incentive compensation program was based in part on the achievement of corporate performance objectives, which represented 100% of the award opportunity for Mr. Auerbach, and for the other Named Executive Officers, corporate performance objectives represented 50% of the award opportunity and individual performance represented the remaining 50% of the award opportunity. Short-term incentive award opportunities relating to corporate performance objectives (the “Corporate Performance Portion”) were based on the achievement of four performance criteria: (1) total revenue, less license revenue, (2) cashflow, (3) alisertib clinical trial development and (4) alisertib product development.

Award opportunities for each metric were established at threshold, target and maximum levels of performance, and achievement at threshold (and below) pays out at 0%, achievement at target pays out at 100%, and achievement at or above maximum performance pays out at 200%, of each executive’s target award opportunity. With respect to the revenue and cashflow metrics, straight-line interpolation was used to calculate payouts associated with actual results falling between threshold and target goals (0-100%), and target and maximum goals (100-200%). Each of the corporate performance objectives are explained in detail as follows:

FINANCIAL PERFORMANCE METRIC	WEIGHTING	THRESHOLD 0% Payout	TARGET 100% Payout	MAXIMUM 200% Payout		ACTUAL	ATTAINMENT FACTOR -% OF TARGET PAYOUT (AFTER WEIGHTING)
Total revenue, less license revenue Sum of (a) total product revenue, net and (b) royalty revenue. The goals were rigorous with threshold goal approximately equal to 2022 actual performance.	40%	$228.0 million	$243.6 million	$259.1 million		$235.6 million	49% Attainment 19.6% Payout
Cashflow Change from 12/31/22 to 12/31/23 in total cash and cash equivalents, marketable securities, and restricted cash, less (i) significant one-time cash outflows related to lawsuit settlements or asset acquisitions and (ii) capital raises.	30%	$26.1 million	$38.1 million	$50.1 million		$34.9 million	73.2% Attainment 22% Payout

CLINICAL PERFORMANCE METRIC	WEIGHTING	THRESHOLD 50% Payout	TARGET 100% Payout	PRE-MAXIMUM 150% Payout	MAXIMUM 200% Payout	ACTUAL	ATTAINMENT FACTOR -% OF TARGET PAYOUT (AFTER WEIGHTING)
Alisertib Clinical Trial Development Total number of alisertib trial site openings and trial patients during 2023.	15%	Trial Sites: 2 Trial Patients: 0	Trial Sites: 0 Trial Patients: 1	Trial Sites: 5 Trial Patients: 3	Trial Sites: 5 Trial Patients: 5	Trial Sites: 4 Trial Patients: 0	50% Attainment 7.5% Payout
Alisertib Product Development Drug re-supply and analytical samples testing and release.	15%	Re-supply incomplete, expiry extension obtained.	Re-supply and testing complete.	Re-supply released by December 31, 2023	Re-supply released by November 30, 2024	Completed December 2023	150% Attainment 22.5% Payout

When the Compensation Committee established the goals for 2023 in early 2023, they believed the goals were rigorous given that any payout under the financial metrics required achieving at a minimum actual performance for 2022, and target performance was informed by the Board-established budget for 2023. Under the plan design, performance between threshold and target is interpolated between 0 and 100%. Based on each of the previously defined corporate performance criteria cited above, the final achievement of target opportunity for revenue, cashflow, alisertib clinical trial development and alisertib product development was 49.0%, 73.2%, 50% and 150%, respectively, prior to weightings, which resulted in an overall 71.5% payout of target opportunity after weighting under the Corporate Performance Portion of the annual short-term incentive compensation award opportunity.

For our Named Executive Officers, other than Mr. Auerbach, the 2023 short-term incentive compensation program also contained a discretionary element based on the Compensation Committee’s assessment of the executive’s individual performance (the “Individual Performance Portion”), weighted 50%, with the Corporate Performance portion weighted 50%. In assessing our executives’ performance in 2023 at fiscal year-end, the Compensation Committee considered their efforts with respect to the commercial performance of NERLYNX both within and outside of the United States, as well as clinical, financial, and working capital achievements. Among those achievements are: initial development of alisertib, effective management of operating expenses, and a significant improvement of our net income in 2023. Additionally, the Company was cashflow positive for 2023. Based on our Compensation Committee’s consideration of each executive’s individual performance for 2023, with feedback from our Chief Executive Officer, Messrs. Nougues and Hunt each received 105%, Dr. Wong received 95%, and Mr. Ludwig received 65% of the discretionary portion of their 2023 short-term incentive compensation opportunity given the contributions each person made in the achievement of the Company’s overall results described above. Each executive’s blended performance for 2023 was as follows: Messrs. Nougues and Hunt each received 88.25%, Dr. Wong received 83.25%, and Mr. Ludwig received 68.25% of each executive’s applicable target bonus opportunity.

The following table sets forth the short-term incentive compensation awards paid to each Named Executive Officer for 2023.

Name	2023 Bonus ($)	Actual Award Paid % of Target Award ($)
Alan H. Auerbach	407,991	71.50%
Maximo F. Nougues	181,979	88.25%
Alvin Wong, Pharm.D.	174,545	83.25%
Jeff J. Ludwig	162,863	68.25%
Douglas Hunt, B.Sc (Hons)	151,093	88.25%

Long-Term Equity Awards

The goal of our long-term, equity-based incentive awards is to align the interests of our Named Executive Officers with the interests of our stockholders. Because vesting is based on continued service, our equity-based awards also encourage the retention of our Named Executive Officers during the award vesting period. In determining the size of the long-term equity incentives to be awarded to our Named Executive Officers, we take into account a number of factors, such as corporate performance, peer group practices as provided by Compensia, relative job scope, the value of existing stockholdings in the Company and long-term incentive awards, and individual performance history.

To reward and retain our Named Executive Officers in a manner that aligns their interests with stockholders’ interests, we have historically used stock options as the primary incentive vehicle for long-term compensation. Because employees realize value from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time. Additionally, since 2016, we have granted our executives RSUs in addition to stock option grants, as they serve as an important retention tool.

We historically have used equity awards to compensate our Named Executive Officers, both in the form of initial grants in connection with the commencement of employment and additional annual grants. The Compensation Committee retains discretion to make equity awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management.

The Compensation Committee, when determining the 2023 aggregate dollar-denominated values of equity awards for our Named Executive Officers, aligned the targeted aggregate dollar-denominated values with the 50th percentile of the long-term equity incentive values of our 2023 peer group, as modified by the Company’s achievement of the following 2022 fiscal year corporate objectives: revenue, cashflow, and closure of summit sites under our 2022 short-term incentive compensation program, which the Compensation Committee determined had been attained at 158.4%. In approving these increases, the Compensation Committee also reviewed and considered 2023 peer group benchmarking data that reflected the prior year’s equity grant values for our NEOs being significantly below market median, the recommendations of our CEO for an adjustment in grant value for the other NEOs, individual performance by each of the NEOs, and the limitation imposed by the shares available for grant under our 2011 Plan. These additional considerations resulted in 2023 equity grant values for each executive at 149% of peer group median for their position. Additionally, due to stock price volatility and the limit on the number of shares available in the 2011 Plan, the Compensation Committee estimated the grant date fair values of the 2023 equity awards based on the applicable accounting rules and an assumed closing share price on the day of grant (February 10, 2023) of $4.39 per share and a Black-Scholes value per share of $3.29 and, based on this calculation, approved the number of stock options and RSUs to be granted to our Named Executive Officers in 2023.

The 2023 equity awards were granted in the form of stock options and RSUs, with each representing approximately 50% of the aggregate value of the award.

Name	2022 Aggregate Grant-Date Fair Values ($)	2023 Aggregate Grant-Date Fair Values ($)
Alan H. Auerbach	788,197	1,640,151
Maximo F. Nougues	290,287	515,624
Alvin Wong, Pharm.D.	209,545	515,624
Jeff J. Ludwig	182,631	589,284
Douglas Hunt, B.Sc (Hons)	105,734	423,548

As with the 2022 equity awards, the equity awards granted in February 2023 vest over a two-year period, in six month increments, as follows (subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date): one-fourth (1/4th) of the RSUs on each of July 1, 2023, January 1, 2024, July 1, 2024 and January 1, 2025. The Compensation Committee believes that the shorter vesting period in six-month increments over two years, instead of annual increments over four years, continues to appropriately encourage continued service or employment, as applicable, with the Company while allowing our executives to realize compensation in line with the value they have created for our stockholders.

During 2023, we made the following annual stock option grants to our Named Executive Officers, representing approximately 50% of the aggregate equity award value:

2023 Stock
Options
Name	(# of Shares)
Alan H. Auerbach	258,924
Maximo F. Nougues	81,399
Alvin Wong, Pharm.D.	81,399
Jeff J. Ludwig	93,028
Douglas Hunt, B.Sc (Hons)	66,864

During 2023, we made the following annual time-based RSU grants to our Named Executive Officers, representing approximately 50% of the aggregate award value:

2023 RSUs
Name	(# of Units)
Alan H. Auerbach	186,403
Maximo F. Nougues	58,601
Alvin Wong, Pharm.D.	58,601
Jeff J. Ludwig	66,972
Douglas Hunt, B.Sc (Hons)	48,136

For 2024, consistent with the Compensation Committee’s 2023 grant methodology, long-term equity award values for our Chief Executive Officer were granted based primarily on 2023 median peer group equity grant values for CEOs, multiplied by 71.5%, which was the Company’s attainment against target under the 2023 annual short-term incentive program. There was a significant increase in median peer group CEO equity grant values for 2023. As a result of this methodology, 2024 long-term equity grant values for our Chief Executive Officer were slightly higher than 2023 equity grant values. The Compensation Committee used the same methodology to inform the 2024 grant values for the other Named Executive Officers, with revisions to these amounts made to reflect the Compensation Committee’s assessment of the Named Executive Officers’ individual performance during fiscal 2023, with Messrs. Nougues and Hunt receiving higher values and Messrs. Wong and Ludwig receiving lower values, than derived from the methodology.

2021 Auerbach Warrant

In accordance with SEC rules, Mr. Auerbach’s compensation as reported in the Summary Compensation Table of our proxy statement includes the grant date fair values of equity awards granted in the applicable year, as well as, for 2021, the incremental fair value of $13.7 million related to an amendment to extend the term of Mr. Auerbach’s warrant (the “Auerbach Warrant”), which was approved by stockholders at the 2021 annual meeting (the “Warrant Amendment”). However, the actual delivered or realized value of these awards may differ substantially from the Summary Compensation Table reported values, as the exercise price of the warrant is $16.00 per share. In addition, due to the incremental fair value reported in 2021 with respect to the Warrant Amendment, Mr. Auerbach’s 2021 is significantly higher than his regular annual compensation reflected for 2022 and 2023.

The Auerbach Warrant was issued on October 4, 2011 by Puma Biotechnology, Inc., a privately-held Delaware corporation just prior to it being acquired by the Company in October 2011 (the “Merger”). The Company assumed the Auerbach Warrant in the Merger, and it became exercisable in full upon the closing of the Company’s public offering of our common stock on October 24, 2012 (the “2012 Public Offering”). At that time, the number of shares subject to the Auerbach Warrant was set at 2,116,250 shares, based on the number of shares sufficient to maintain beneficial ownership of 20% of our outstanding shares of common stock as of the closing of our 2012 Public Offering, and the exercise price was set at the 2012 Public Offering price per share of $16.00.

The Auerbach Warrant originally was granted in recognition of Mr. Auerbach’s many contributions to the Company with the objectives of allowing him the ability to maintain beneficial ownership of at least 20% of our outstanding common stock, encouraging full investment of his time and energy to further our best interests, and providing incentives for stock appreciation. If the Warrant Amendment had not been approved, then the Auerbach Warrant would have expired pursuant to its original terms, and would have been forfeited by Mr. Auerbach in full. When approving the Warrant Amendment in April 2021, the Board considered the importance for Mr. Auerbach to have the right to maintain a significant ownership interest in the Company to best align his interests with that of our stockholders and long-term value creation. The Board also believed that the Auerbach Warrant provides a valuable incentive to increase our stock price.

Although the Board does not view the Auerbach Warrant as part of Mr. Auerbach’s standard compensation program for 2021, SEC rules require the Company to disclose the incremental fair value associated with the Warrant Amendment, as determined under applicable accounting standards. In accordance with ASC 718, the extension of the term of the Auerbach Warrant resulted in a generally non-cash, stock-based compensation expense of $13.7 million, as reported under the “Option Awards” column for the 2021 fiscal year of the Summary Compensation Table. Mr. Auerbach’s 2021 equity compensation excluding the amount attributed to the Auerbach Warrant was $3.6 million, which represented a small increase from his equity compensation of $3.15 million in 2020.

Severance and Change in Control Arrangements

Mr. Auerbach’s employment agreement and Messrs. Nougues’ and Ludwig’s employment letters provide that the executive is eligible to receive severance payments and benefits upon a qualifying involuntary termination of employment, including in connection with a change in control of our Company (as opposed to solely upon a “single-trigger” change in control). We believe that these protections serve to encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control, and provide the business with a smooth transition in the event of such a termination of employment in connection with a transaction. These severance and change in control arrangements are designed to retain certain of our executives in these key positions as we compete for talented executives in the marketplace where such protections are commonly offered. For a detailed description of the severance provisions contained in Mr. Auerbach’s employment agreement and Messrs. Nougues’ and Ludwig’s employment letters, see “Potential Payments Upon Termination or Change in Control” below.

Other Elements of Compensation and Perquisites

We provide our executive officers, including our Named Executive Officers, with long-term disability and long-term care insurance, and we reimburse for physical exams. All of our full-time employees in the United States, including our Named Executive Officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $22,500 in 2023, or $30,000 for employees age 50 and older, and to have the amount of this reduction contributed to our 401(k) plan. In addition, all of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans.

Prohibition on Hedging and Pledging

We maintain an Insider Trading Compliance Policy that prohibits hedging by our officers, directors and employees, pledging of Company stock as collateral to secure loans, margin purchases of the Company’s stock, short sales of the Company’s stock, and any transactions in puts, calls or other derivative securities involving the Company’s stock.

Clawback Policy

We believe in maintaining best practices for our executive compensation program, and as part of that our Board in 2023 adopted a compensation recovery policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, in the event the Company is required to prepare a financial restatement, as defined, as required by new SEC rules and NASDAQ listing standards implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and which can be recovered from time-vesting or performance-vesting equity compensation (in addition to other forms of incentive compensation).

Executive Stock Ownership Guidelines

We maintain stock ownership guidelines covering our executive officers, including our Named Executive Officers. We believe that linking a significant portion of an officer’s current and potential future net worth to our success, as reflected in our share price, helps to ensure that officers have a stake similar to that of our stockholders. Stock ownership guidelines also encourage long-term management of the Company for the benefit of its stockholders.

These guidelines require the covered individual to own an amount of our common stock with an aggregate market value equal to a specified multiple of their base salary. Each covered individual is expected to satisfy the applicable ownership requirement generally within five years after first becoming subject to the guidelines. The table below reflects the current ownership guidelines for executives:

Position	Multiple of Base Salary
Chief Executive Officer	3x
Executive Officers (other than the Chief Executive Officer)	1x

The types of ownership arrangements counted towards the guidelines are: shares of our common stock, whether held individually, jointly, or in trust with or for the benefit of an immediate family member, shares held by a corporate entity in which the individual holds voting or disposal power over such shares, or unvested restricted stock unit awards that vest solely based on the passage of time. As of December 31, 2023, each Named Executive Officer had met these ownership requirements.

Tax and Accounting Considerations

Section 280G of the Code

Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation.

Under his employment agreement, Mr. Auerbach may be entitled to a gross-up payment that will make him whole in the event that any parachute payment excise taxes are imposed. We provide this protection to Mr. Auerbach to help ensure that he will be properly incentivized in the event of a potential change in control of the Company to maximize stockholder value in a transaction without concern for potential consequences of the transaction to him.

In approving the compensation arrangements for our Named Executive Officers in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Standards

ASC Topic 718, Compensation – Stock Compensation (“ASC 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, performance shares and RSUs under our equity incentive award plans are accounted for under ASC 718.

The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our Named Executive Officers for the years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Alan H. Auerbach	2023	877,871	—	818,309	821,842	407,991	18,735	2,944,748
President and Chief Executive Officer	2022	852,302	—	393,360	394,837	877,530	14,732	2,532,761
	2021	827,478	—	1,802,411	15,540,659	268,930	14,132	18,453,610	(6)
Maximo F. Nougues	2023	515,521	108,259	257,258	258,366	73,720	18,702	1,231,826
Chief Financial Officer	2022	495,693	114,009	144,870	145,417	157,036	14,732	1,071,757
	2021	472,089	94,418	668,252	668,160	47,209	14,132	1,964,260
Alvin Wong, Pharm.D.	2023	524,160	99,590	257,258	258,366	74,955	15,535	1,229,864
Chief Scientific Officer	2022	504,000	115,920	104,575	104,970	159,667	30,104	1,019,237
	2021	459,364	96,000	84,692	651,954	48,000	22,424	1,362,434
Jeff J. Ludwig	2023	596,568	77,554	294,007	295,277	85,309	33,134	1,381,848
Chief Commercial Officer	2022	573,623	131,933	91,145	91,486	181,724	29,572	1,099,483
	2021	562,375	89,980	433,549	433,485	56,238	26,416	1,602,043
Douglas Hunt, B.Sc (Hons)	2023	428,026	89,885	211,317	212,231	61,208	18,886	1,021,553
Chief Regulatory Affairs, Medical Affairs,	2022	398,164	91,578	52,768	52,966	126,138	16,767	738,381
Pharmacovigilance, and Law Officer	2021	379,204	75,841	237,479	237,443	37,920	16,075	983,962

(1)	Reflects the discretionary short-term incentive compensation paid to the Named Executive Officers based on individual achievement during the applicable fiscal year.
(2)

Represents the grant date fair values of RSUs granted during the applicable year determined in accordance with ASC 718. For a discussion of valuation assumptions for the stock awards made to executive officers, see Note 10 to our 2023 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 29, 2024. There can be no assurance that this value will be realized upon any vesting, or that the awards will vest (if an award does not vest, no value will be realized by the individual).

(3)

Represents the grant date fair values of stock options granted during the applicable year determined in accordance with ASC 718. For a discussion of valuation assumptions for the stock option grants, see Note 10 to our 2023 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 29, 2024. There can be no assurance that awards will vest or will be exercised (if they are not exercised, no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC 718. With respect to Mr. Auerbach, in accordance with the requirements of ASC 718 and SEC rules, the reported amount for 2021 also includes $13,738,509 in incremental fair value related to the amendment to extend the term of the Auerbach Warrant which was approved by our stockholders at the 2021 annual meeting. Excluding the incremental fair value attributed to the Auerbach Warrant extension, Mr. Auerbach’s 2021 annual Stock Awards compensation was $1,802,150.

(4)	Reflects annual short-term incentive compensation payments for the applicable year earned under the Corporate Performance Portion of our short-term incentive compensation program.
(5)	For Messrs. Auerbach, Nougues, Ludwig, and Hunt and Dr. Wong, represents long-term disability and long-term care insurance premiums paid by us in the amounts of $1,735, $1,735, $2,540, $1,886, and $1,735, respectively, for 2023. For Messrs. Auerbach, Nougues, Ludwig, and Hunt and Dr. Wong, represents matching contributions to our 401(k) plan made by us in 2023 the amount of $13,200 for each of the Named Executive Officers. For Messrs. Auerbach, Nougues, Ludwig, and Hunt and Dr. Wong, represents allowances for work-from-home expenses paid by us in the in the amounts of $600 each, for 2023. For Messrs. Auerbach, Ludwig, and Hunt and Dr. Wong, represents annual physicals paid by us in the amounts of $3,200 each, and for Mr. Nougues, $3,167, for 2023. For Mr. Ludwig, represents a company-paid sales incentive trip in the amount of $16,794, including a $5,807 related tax gross-up for such trip.
(6)

The total compensation reported for Mr. Auerbach in 2021 includes $13,738,509 in incremental fair value related to the amendment to extend the term of the Auerbach Warrant, which was approved by our stockholders at the 2021 annual meeting. See footnote 3. Excluding the amount attributed to the Auerbach Warrant, Mr. Auerbach’s total compensation in 2021 equaled $4,715,101.

Grants of Plan-Based Awards in 2023

The following table sets forth information regarding grants of plan-based awards made to our Named Executive Officers during the year ended December 31, 2023.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Stock Awards: Number of	Option Awards: Number of Shares	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Shares or Units (#) (2)	Underlying Options (#) (3)	Awards Per Share ($)	and Option Awards ($)(4)
Alan H. Auerbach	2/10/2023	—	—	—	—	258,924	4.39	821,842
	2/10/2023	—	—	—	186,403	—	—	818,309
		—	—	—	—	—	—	—
		(1)	570,616	1,141,232	—	—	—	—
Maximo F. Nougues	2/10/2023	—	—	—	—	81,399	4.39	258,366
	2/10/2023	—	—	—	58,601	—	—	257,258
		(1)	103,104	206,208	—	—	—	—
Alvin Wong, Pharm.D.	2/10/2023	—	—	—	—	81,399	4.39	258,366
	2/10/2023	—	—	—	58,601	—	—	257,258
		(1)	104,832	209,664	—	—	—	—
Jeff J. Ludwig	2/10/2023	—	—	—	—	93,028	4.39	295,277
	2/10/2023	—	—	—	66,972	—	—	294,007
		(1)	119,314	238,627	—	—	—	—
Douglas Hunt, B.Sc (Hons)	2/10/2023	—	—	—	—	66,864	4.39	212,231
	2/10/2023	—	—	—	48,136	—	—	211,317
		(1)	85,605	171,210	—	—	—	—

(1)	The amounts in these columns represent the range of potential payouts under the Corporate Performance Portion of our 2023 annual short-term incentive compensation program based on achievement of pre-established goals. For Mr. Auerbach, 100% of his entire target short-term incentive compensation opportunity was based on the Corporate Performance Portion of our short-term incentive compensation program. For our other Named Executive Officers, 50% of each executive’s entire target short-term incentive compensation opportunity was based on the Corporate Performance Portion of our short-term incentive compensation program, and 50% is based on Compensation Committee discretion based on individual performance and thus is not reflected in this table. Achievement at or below threshold results in no payout, with straight line interpolation between threshold and target (0-100%) and between target and threshold (100-200%).
(2)

Amounts reflect the number of RSUs granted in 2023 with one-fourth (1/4) of the RSUs vesting on each of July 1, 2023, January 1, 2024, July 1, 2024 and January 1, 2025, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date.

(3)

Amounts reflect the number of stock options granted in 2023 with one-fourth (1/4) of the shares underlying the option vesting on each of July 1, 2023, January 1, 2024, July 1, 2024 and January 1, 2025, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date.

(4)

Represents the grant date fair values of equity awards granted during 2023 determined in accordance with ASC 718. For a discussion of valuation assumptions for the equity awards, see Note 10 to our 2023 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 29, 2024.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Offer Letters and Employment Agreements with Our Named Executive Officers

President and Chief Executive Officer – Alan H. Auerbach

On January 19, 2012, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. The employment agreement governs the terms of Mr. Auerbach’s employment with us and provided for an initial term through September 1, 2014, subject to automatic one-year renewal terms unless earlier terminated or either we or Mr. Auerbach give written notice of termination 60 days prior to the end of the renewed term. The employment agreement also provides that Mr. Auerbach will be nominated for election to our Board if the term of his directorship expires during the term of the employment agreement.

Pursuant to the employment agreement, Mr. Auerbach will receive an annual base salary (which was $877,871 in 2023), and he is eligible receive an annual award under our short-term incentive compensation program (which in 2023 was targeted at 65% of his annual base salary), pro-rated for any partial year service, each subject to possible increase in connection with our annual review process. Mr. Auerbach is also eligible under the employment agreement to participate in all benefits offered to our senior executives.

For a discussion of the payments and other benefits to which Mr. Auerbach is entitled under his employment agreement in the event of certain qualifying terminations, including certain terminations in connection with a change in control of us, see “Potential Payments Upon a Termination or Change in Control” below.

Mr. Auerbach’s employment agreement contains customary confidentiality and assignment of inventions provisions that survive the termination of the employment agreement for an indefinite period. The employment agreement also contains non-solicitation and non-disparagement provisions extending until 18 months following the termination of his employment with us.

Other Named Executive Officers – Maximo F. Nougues, Jeff J. Ludwig, Douglas Hunt, and Alvin Wong

We have entered into employment letter agreements with each of our other Named Executive Officers, Messrs. Nougues, Ludwig, Hunt and Dr. Wong.

These Named Executive Officers are at-will employees and each employment letter provides for an initial salary and target bonus expressed as a percentage of their salary, which are subject to increase at the discretion of the Compensation Committee, discretionary annual performance bonuses subject to the attainment of performance criteria established and evaluated by us, and an initial option grant that vests over a three-year period. Each employment letter also provides that the executive is eligible to participate in all health, welfare, savings and retirement plans, practices, policies and programs maintained or sponsored by us from time to time for the benefit of similarly situated employees. In addition, Mr. Ludwig’s employment letter agreement provides that Mr. Ludwig will be eligible to receive one or more equity awards based on the achievement of certain sales milestones. No equity awards were granted in accordance with these provisions during 2023.

Additionally, the employment letters for Messrs. Nougues and Ludwig include certain payments and other benefits to which the executive is entitled in the event of certain qualifying terminations, including certain terminations in connection with a change in control of us. Please see “Potential Payments Upon a Termination or Change in Control” below for a description of these provisions.

The employment letters also contain a customary non-solicitation provision and, in connection with their entry into the employment letters, each of Messrs. Nougues, Ludwig, Hunt and Dr. Wong entered into our standard proprietary information and inventions agreement.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2023. Except as indicated below, stock awards and options were granted pursuant to our 2011 Plan.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Unvested Shares or Units of Stock that Have Not Vested ($) (1)
Alan H. Auerbach	2,116,250	(2)	—		16.00	10/4/2026	—		—
	150,000		—		195.33	12/12/2024	—		—
	150,000		—		76.54	10/4/2025	—		—
	66,667		—		35.61	5/22/2026	—		—
	70,000		—		37.35	2/16/2027	—		—
	56,940		—		60.85	2/11/2028	—		—
	62,634		—		27.76	2/6/2029	—		—
	161,649		—		12.34	2/11/2030	—		—
	175,800		35,144	(3)	12.02	2/17/2031	24,982	(4)	108,172
	180,882		60,294	(5)	2.33	3/3/2032	42,206	(6)	182,752
	64,731		194,193	(7)	4.39	2/10/2033	139,803	(8)	605,347
Maximo F. Nougues	90,000		—		23.37	11/11/2028	—		—
	15,567		—		12.34	2/11/2030	—		—
	65,179		13,030	(3)	12.02	2/17/2031	9,263	(4)	40,109
	66,618		22,206	(5)	2.33	3/3/2032	15,544	(6)	67,306
	20,349		61,050	(7)	4.39	2/10/2033	43,951	(8)	190,308
Alvin Wong, Pharm.D.	10,500		—		112.80	3/14/2024	—		—
	10,500		—		217.38	3/23/2025	—		—
	7,035		—		73.57	11/30/2025	—		—
	10,500		—		39.50	12/1/2026	—		—
	75,000		15,000	(9)	10.21	6/17/2031	—		—
	48,088		16,030	(5)	2.33	3/3/2032	11,221	(6)	48,587
	20,349		61,050	(7)	4.39	2/10/2033	43,951	(8)	190,308
Jeff J. Ludwig	320,000		—		7.82	3/20/2030	—		—
	42,286		8,454	(3)	12.02	2/17/2031	6,010	(4)	26,023
	41,911		13,971	(5)	2.33	3/3/2032	9,780	(6)	42,347
	23,257		69,771	(7)	4.39	2/10/2033	50,229	(8)	217,492
Douglas Hunt, B.Sc (Hons)	90,000		—		90.85	1/16/2028	—		—
	15,400		—		27.76	2/6/2029	—		—
	54,842		—		12.34	2/11/2030	—		—
	23,162		4,631	(3)	12.02	2/17/2031	3,292	(4)	14,254
	24,264		8,089	(5)	2.33	3/3/2032	5,662	(6)	24,516
	16,716		50,148	(7)	4.39	2/10/2033	36,102	(8)	156,322

(1)	Market value is determined based on the closing price of our common stock on December 29, 2023 (the last trading day of the calendar year) of $4.33 per share.
(2)	Mr. Auerbach holds a warrant that was issued in 2011 and is exercisable until October 2026 for 2,116,250 shares of our common stock at $16 per share.
(3)

One-third of the granted option vested on the first anniversary of the vesting commencement date of January 1, 2021, one-sixth vested on July 1, 2022, January 1, 2023, and July 1, 2023, with this last unvested increment vesting on January 1, 2024, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date. In addition, for Messrs. Auerbach, Nougues, and Ludwig the option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

(4)

One-third of the granted RSU award vested on the first anniversary of the vesting commencement date of January 1, 2021, one-sixth vested on July 1, 2022, January 1, 2023, and July 1, 2023, with this last unvested increment vesting on January 1, 2024, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date. In addition, for Messrs. Auerbach, Nougues, and Ludwig the RSUs may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

(5)

One-fourth of the granted option vested on July 1, 2022, January 1, 2023, and July 1, 2023, with this last unvested increment vesting on January 1, 2024, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date. In addition, for Messrs. Auerbach, Nougues, and Ludwig this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

(6)

One-fourth of the granted RSU award vested on July 1, 2022, January 1, 2023, July 1, 2023, with this last unvested increment vesting on January 1, 2024, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date. In addition, for Messrs. Auerbach, Nougues, and Ludwig the RSUs may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

(7)

One-fourth of the granted option vested on July 1, 2023, and these remaining unvested options will vest in one-fourth increments on each of January 1, 2024, July 1, 2024 and January 1, 2025, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date. In addition, for Messrs. Auerbach, Nougues, and Ludwig this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

(8)

One-fourth of the granted RSU award vested on July 1, 2023, and these remaining unvested RSUs will vest in one-fourth increments on each of January 1, 2024, July 1, 2024, and January 1, 2025, subject to continued service, or for Mr. Auerbach, continued employment, through the applicable vesting date. In addition, for Messrs. Auerbach, Nougues, and Ludwig the RSUs may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

(9)

One-third of the granted option vested on the first anniversary of the vesting commencement date of June 15, 2021, and one thirty-sixth vested in monthly increments from July 2022 through December 2023, with these remaining unvested options vesting in one thirty-sixth monthly increments through June 15, 2024, subject to continued employment through each applicable vesting date.

Options Exercised and Stock Vested

The following table shows the number of shares of common stock acquired by each Named Executive Officer during 2023 upon the vesting of RSUs during 2023. None of our Named Executive Officers exercised stock options during 2023.

	Stock Awards
	Number of	Value
	Shares	Realized on
	Acquired on	Vesting
Name	Vesting (#)	($) (1)
Alan H. Auerbach	184,550	700,984
Maximo F. Nougues	64,706	246,084
Alvin Wong, Pharm.D.	39,275	146,637
Jeff J. Ludwig	48,327	181,649
Douglas Hunt, B.Sc (Hons)	31,148	117,063

(1)	Represents the amounts realized based on the closing stock price of our common stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

During the fiscal year ended December 31, 2023, we did not have any plans in place for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax qualified deferred contribution plans and nonqualified deferred contribution plans. We do maintain a 401(k) plan for our employees, including our NEOs.

Potential Payments Upon a Termination or Change in Control

Alan H. Auerbach. On January 19, 2012, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. Pursuant to the employment agreement, in the event Mr. Auerbach’s employment is terminated by us without “cause” or by Mr. Auerbach for “good reason” 60 days prior to, or 18 months following, a “change in control” (each as defined in the employment agreement and described below), he will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•	A lump sum payment equal to two times the sum of his base salary and the maximum amount payable under our annual short-term incentive compensation program to which he would be eligible to receive for the year in which the termination occurs;

•	all unvested equity-based incentive awards will immediately vest in connection with such termination of employment on the later of the change in control and the termination date, and will remain exercisable (as applicable) for a period of up to 12 months from the date of the termination; and

•	up to 18 months continuation of healthcare benefits to him and his dependents.

In the event a change in control occurs and an excise tax is imposed as a result of any compensatory payments made to Mr. Auerbach in connection with such change in control, we will either (i) reduce the payments made to Mr. Auerbach such that the excise tax will not be imposed or (ii) if such reduction would not result in a greater net after-tax benefit to Mr. Auerbach than receiving the full amount of such payments, pay the entire (unreduced) payments and also pay or reimburse Mr. Auerbach an amount equal to any such excise tax plus any taxes resulting from such payments.

In the event Mr. Auerbach’s employment is terminated without “cause” or by Mr. Auerbach for “good reason,” in each case outside of the change in control context described above, then Mr. Auerbach will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•	An amount equal to the sum of his base salary and the maximum amount under our annual short-term cash incentive compensation program to which he would be eligible to receive for the year in which the termination occurs, payable over a period of one year following such termination in substantially equal installments; and

•	up to 18 months continuation of healthcare benefits to him and his dependents.

All severance benefits are contingent upon Mr. Auerbach’s execution and non-revocation of a general release of claims in favor of us. Under the terms of Mr. Auerbach’s employment agreement:

•	“Cause” is generally defined as (i) the willful failure, disregard or refusal by the executive to perform his duties; (ii) any willful, intentional or grossly negligent act by the executive that injures in a material way our business or reputation; (iii) willful misconduct by the executive in respect of his duties or obligations; (iv) the executive’s commission of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea to any such charge); (v) the determination by us, after a reasonable and good-faith investigation following a written allegation by another employee of us that the executive engaged in some form of harassment prohibited by law, unless the executive’s actions were specifically directed by the board; (vi) any misappropriation or embezzlement of our property; (vii) breach by the executive of his obligations with respect to confidentiality, non-solicitation and non-disparagement or of any of his representations or warranties under the employment agreement; and (viii) material breach by the executive of any other provision of the employment agreement which is not cured within a specified timeframe.

•	“Good reason” is generally defined as: (i) a material diminution in the executive’s base salary, excluding any reduction applicable equally to all of our executive officers following a material decline in our earnings, public image, or performance; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a change in the geographic location at which the executive must perform services to a location that is greater than 25 miles from our principal place of business as of the date of the employment agreement; (iv) a direction to the executive to take any action that violates any applicable legal or regulatory requirement; or (v) any other action or inaction that constitutes a material breach by us of our obligations under the employment agreement.

•	A “change in control” is generally defined as: (i) the consummation of a transaction where any persons become the beneficial owners of Company securities representing more than 50% of the total combined voting power of our securities after such acquisition; (ii) a change in the composition of the board such that during any period of two consecutive years, individuals who originally formed our board, together with certain new directors, at the beginning of such period cease for any reason to constitute a majority of the board; (iii) us merging, consolidating, reorganizing or combining with another corporation or entity or a sale or other disposition of all or substantially all of our assets or an acquisition of assets or stock of another entity, in each case, where our stockholders prior to the transaction own less than 50% of the outstanding voting securities of the surviving corporation or entity; or (iv) our stockholders approving a liquidation or dissolution of us.

Maximo F. Nougues and Jeff J. Ludwig. On November 5, 2018, we entered into an employment letter agreement with Maximo F. Nougues, our Chief Financial Officer, and on March 16, 2020, we entered into an employment letter agreement with Jeff J. Ludwig, our Chief Commercial Officer.

Pursuant to the employment letter agreements, in the event the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment letter and described below) he will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•	12 months base salary, and for Mr. Ludwig, target amount payable under our annual short-term incentive compensation program, to be paid in substantially equal installments in accordance with the Company’s standard payroll policies;

•	up to 12 months continuation of healthcare benefits to him and his dependents; and

•	if the termination occurs on or within the 18 months following a “change in control” (as defined in the employment letter and described below), all unvested equity-based incentive awards will immediately vest on the termination date.

All severance benefits are contingent upon the executive’s execution and non-revocation of a general release of claims in favor of us. Under the terms of each executive’s employment letter:

•	“Cause” is generally defined as (i) the unauthorized use or disclosure of confidential information or trade secrets of the Company or any other material breach of a written agreement between the executive and the Company, including without limitation a material breach of any employment or confidentiality agreement; (ii) the executive’s indictment for, or the entry of a plea of guilty or nolo contendere by the executive to, a felony under the laws of the United States or any state thereof or other foreign jurisdiction or any crime involving dishonesty or moral turpitude; (iii) the executive’s gross negligence or willful misconduct or the executive’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the executive against the Company; or (v) any acts, omissions or statements by an executive which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company.

•	“Good reason” is generally defined as (i) a material diminution in the executive’s base salary, excluding any reduction applicable equally to all of our executive officers following a material decline in our earnings, public image, or performance; (ii) a material diminution in the executive’s authority, duties or responsibilities; and (iii) a change in the geographic location at which the executive must perform services to a location that is greater than 25 miles from our principal place of business as of the date of the employment letter.

•	A “change in control” is generally defined as: (i) the consummation of a transaction where any persons become the beneficial owners of Company securities representing more than 50% of the total combined voting power of our securities after such acquisition; (ii) a change in the composition of the board such that during any period of two consecutive years, individuals who originally formed our board, together with certain new directors, at the beginning of such period cease for any reason to constitute a majority of the board; (iii) us merging, consolidating, reorganizing or combining with another corporation or entity or a sale or other disposition of all or substantially all of our assets or an acquisition of assets or stock of another entity, in each case, where our stockholders prior to the transaction own less than 50% of the outstanding voting securities of the surviving corporation or entity; or (iv) our stockholders approving a liquidation or dissolution of us.

Terms of Equity Awards. Under the terms of the 2011 Plan, if, in the event of a change in control (as defined above), the successor corporation does not assume or substitute the then outstanding equity awards, such equity awards will immediately vest or become exercisable and be deemed exercised immediately prior to the change in control, as applicable.

Summary of Potential Payments

The following table summarizes the payments that would have been made to Messrs. Auerbach, Ludwig and Nougues upon the occurrence of a qualifying termination of employment (whether or not in connection with a change in control), assuming that the executive’s termination of employment with our Company occurred on December 31, 2023. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the executive during employment that are available to all salaried employees, such as accrued vacation. In addition, the following table does not include our other Named Executive Officers because they would not be entitled to any payments and/or benefits pursuant to any plan or agreement upon a termination and/or change in control occurring on December 31, 2023.

The following table also assumes that a successor corporation would assume or provide substitute equity awards in a change in control.

Name	Termination Without Cause or With Good Reason (Not in Connection with Change in Control) ($)	Termination Without Cause or With Good Reason (In Connection with Change in Control) ($)
Alan H. Auerbach
Cash Severance (1)	2,019,103	4,038,207
Continued Health Benefits	18,998	18,998
Acceleration of Equity Awards	—	1,016,859	(2)
280G Excise Tax Gross-Up	—	—	(3)
Total	2,038,101	5,074,064
Maximo F. Nougues
Cash Severance	515,521	515,521
Continued Health Benefits	39,453	39,453
Acceleration of Equity Awards	—	342,134	(2)
Total	554,974	897,108
Jeff J. Ludwig
Cash Severance (1)	835,195	835,195
Continued Health Benefits	39,453	39,453
Acceleration of Equity Awards	—	313,804	(2)
Total	874,648	1,188,452

(1)

In accordance with the terms of their respective agreements, Mr. Auerbach’s and Mr. Ludwig’s cash severance includes the maximum award amount for Mr. Auerbach, and target award amount for Mr. Ludwig, payable under our short-term incentive compensation program for the year of termination.

(2)

Represents the sum of the values attributable to the accelerated vesting of the unvested portion of all outstanding stock options and RSUs held by the executive officers as of December 31, 2023. The value of the accelerated equity awards was calculated based on the closing price of our common stock on December 29, 2023 (the last trading day of the year) of $4.33 per share.

(3)

No gross-up for excise taxes would be payable to Mr. Auerbach, or adjustments to his severance amounts, under his employment agreement if he had been terminated in connection with a change in control on December 31, 2023.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of the individual identified as our median paid employee to the annual total compensation of Alan H. Auerbach, our President and Chief Executive Officer (our “CEO”). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.

For 2023, our last completed fiscal year:

•	The annual total compensation of the employee who was identified as our median compensated employee (other than our CEO) was $258,589; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $2,944,748.

Based on this information, for 2023 the ratio of CEO annual total compensation to that of the median identified employee is 11:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

Methodology for Determining Our Median Employee

The Company used our employee population data as of December 31, 2021 as the reference date for identifying our median employee. To identify the median employee from our employee population, we calculated each employee’s 2021 base salary, actual amount paid under our short-term incentive compensation program and commission earned in 2021 and grant-date fair value of equity awards granted in 2021. In identifying the median employee, we annualized the compensation of all full-time employees who were new hires in 2021 or were on a leave of absence in a portion of 2021. As there have been no changes that would materially impact our pay ratio analysis, as permitted by SEC rules, we are using the same individual identified in 2021 for our 2023 pay ratio analysis.

Annual Total Compensation

With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We used the amount reported in the “Total” column of our 2023 Summary Compensation Table included in this Proxy Statement for the annual total compensation of our CEO.

Pay-Versus-Performance Disclosure

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid (or “CAP”) to our named executive officers and required financial performance measures. For a more complete explanation of “pay for performance” philosophy and how executive compensation aligns with our performance, please refer to “Executive Compensation – Compensation Discussion and Analysis.”

Pay-Versus-Performance Table

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(4)	Value of Initial Fixed $100 Investment Based On (5):		Net Income	Company- Selected Measure (Total Revenue, Less License Revenue)(7)
					Total Stockholder Return	Peer Group Total Stockholder Return(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$2,944,748	$2,802,956	$1,216,273	$1,176,749	$49	$119	$21,591,000	$235,637,000
2022	$2,532,761	$3,249,847	$982,214	$1,174,336	$48	$114	$2,000	$228,031,000
2021	$18,453,610	$14,666,241	$1,478,175	$462,002	$35	$126	($29,126,000)	$201,405,000
2020	$4,413,827	$3,972,462	$1,928,504	$1,948,890	$117	$126	($59,995,000)	$202,410,000

(1)	The dollar amounts represent the amount of total compensation reported for Alan H. Auerbach (our “PEO”) for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable year. Please refer to “Executive Compensation – Executive Compensation Tables – Fiscal 2023 Summary Compensation Table.”
(2)	The dollar amounts reported represent the amount of CAP of Alan H. Auerbach, as computed in accordance with Item 402(v) of Regulation S-K for each covered fiscal year. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to Alan H. Auerbach during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Alan H. Auerbach’s Summary Compensation Table Total compensation for the 2023 fiscal year to determine the CAP for him for 2023.

Year	Reported Summary Compensation Table Total for PEO	Deduction for Reported Grant Date Fair Value of Equity Awards in Summary Compensation Table(a)	Increase/Deduction for Equity Award Adjustments After Subtraction of Grant Date Fair Value(b)	Compensation Actually Paid to PEO
2023	$2,944,748	($1,640,151)	$1,498,358	$2,802,956

(a)

The reported grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the covered fiscal year.

(b)	The amounts deducted or added in calculating the fiscal 2023 equity award adjustments are as follows:

Year	Increase Based on Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Covered Fiscal Year as of End of Covered Fiscal Year	Increase/Deduction Based on Year over Year Change in Fair Value of Any Outstanding and Unvested Equity Awards Granted in Any Prior Fiscal Year as of End of Covered Fiscal Year	Increase Based on Fair Value as of Vesting Date of Equity Awards Granted and Vested in Covered Fiscal Year	Increase/Deduction Based on Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years that Vested in Covered Fiscal Year	Increase Based on Fair Value as of Modification Date of Unvested Equity Awards Modified in Covered Fiscal Year	Total Equity Award Adjustments
2023	$1,589,878	($8,768)	$0	($82,752)	$0	$1,498,358

Equity Award Valuations – Alan H. Auerbach: Equity award fair values are calculated in accordance with FASB ASC Topic 718. The closing stock price as of December 31, 2022 was $4.23 and at December 31, 2023 was $4.33. The material Black-Scholes assumptions varied as follows: expected term between 3.21 and 5.85, volatility between 75.51% and 86.58%, risk-free rate between 3.81% and 3.95%, and expected dividend yield of 0.00%.

(3)	The dollar amounts reported represent the average amount of CAP for our named executive officers as a group (excluding Alan H. Auerbach, who has served as our PEO since our inception) for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable year. The names of these named executive officers included for purposes of calculating the average amounts of total compensation in each covered fiscal year are as follows:

•	for 2023, M. Nougues, A. Wong, J. Ludwig and D. Hunt;
•	for 2022, M. Nougues, A. Wong, J. Ludwig and D. Hunt;
•	for 2021, M. Nougues, A. Wong, J. Ludwig and D. Hunt; and
•	for 2020, M. Nougues, R. Bryce, J. Ludwig and D. Hunt.

(4)	The dollar amounts reported represent the average amount of CAP to our named executive officers disclosed in footnote (3), as computed in accordance with Item 402(v) of Regulation S-K for each covered fiscal year. The dollar amounts do not reflect the actual average amount of compensation earned or received by or paid to these named executive officer as a group during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average Summary Compensation Table Total compensation for 2023 fiscal year to determine the average CAP for 2023.

Year	Average Reported Summary Compensation Table Total for Non-PEO Named Executive Officers	Deduction for Average Reported Grant Date Fair Value of Equity Awards in Summary Compensation Table (a)	Increase/Deduction for Average Equity Award Adjustments(b)	Average Compensation Actually Paid to Non-PEO Named Executive Officers
2023	$1,216,273	$511,020	$471,496	$1,176,749

(a)

The average reported grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the covered fiscal year.

(b)	The amounts deducted or added in calculating the fiscal 2023 equity award adjustments are as follows:

Year	Increase Based on Average Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Covered Fiscal Year as of End of Covered Fiscal Year	Increase/Deduction Based on Year over Year Average Change in Fair Value of Any Outstanding and Unvested Equity Awards Granted in Any Prior Fiscal Year as of End of Covered Fiscal Year	Increase Based on Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in Covered Fiscal Year	Increase/Deduction Based on Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years that Vested in Covered Fiscal Year	Total Average Equity Award Adjustments
2023	$495,357	($2,051)	$0	($21,810)	$471,496

Equity Award Valuations – Other named executive officers: Equity award fair values are calculated in accordance with FASB ASC Topic 718. The closing stock price as of December 31, 2022 was $4.23 and at December 31, 2023 was $4.33. The material Black-Scholes assumptions varied as follows: expected term between 3.21 and 5.97, volatility between 75.51% and 86.58%, risk-free rate between 3.81% and 3.95%, and expected dividend yield of 0.00%.

(5)	Cumulative total stockholder return (“TSR”) assumes an initial investment of $100 on December 31, 2019 and reinvestment of dividends.

(6)	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose for all four years presented is the following published industry index: Nasdaq Biotechnology Index.

(7)	Total revenue is comprised of (i) product revenue, net, and (ii) royalty revenue, each determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Total revenue does not include license revenue. Our Company Selected Measure is comprised of the first two components of reported GAAP revenue.

Tabular List of Financial Performance Measures

The most important financial and non-financial performance measures that link CAP to our performance are as follows:

•	Total revenue, less license revenue

•	Cashflow

•	Alisertib Clinical Milestones

Additional information about each of these performance measures and the role of our performance in each of these measures in determining our executive compensation are discussed in greater detail in “Executive Compensation – Compensation Discussion and Analysis.”

Analysis of Information Presented in Pay-Versus-Performance Table

As described in more detail in “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program reflects a variable “pay-for-performance” philosophy. While over the years we have used different performance measures to align executive compensation with our performance, all of these performance measures are not presented in the Pay-Versus-Performance Table. Moreover, while we generally seek to prioritize long-term performance as our primary incentive for Alan H. Auerbach and our other named executive officers, we do not specifically align our performance measures with CAP (as computed in accordance with Item 402(v) of Regulation S-K) for a particular fiscal year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between the information presented in the Pay-Versus-Performance Table.

CAP Compared to Company and Peer Group TSR

The following graph sets forth the relationship between (i) the CAP for Alan H. Auerbach and the average CAP for our other NEOs as a group (except Alan H. Auerbach), and (ii) our TSR and the TSR of our peer group, the Nasdaq Biotechnology Index, over the periods presented in the Pay-Versus-Performance Table.

CAP Compared to Net Income

The following graph sets forth the relationship between (i) the CAP for Alan H. Auerbach and the average CAP for our other NEOs as a group (except Alan H. Auerbach), and (ii) our Net Income over the periods presented in the Pay-Versus-Performance Table.

CAP Compared to Total Revenue, Less License Revenue

The following graph sets forth the relationship between (i) the CAP for Alan H. Auerbach and the average CAP for our other NEOs as a group (except Alan H. Auerbach), and (ii) our Total Revenue, Less License Revenue, over the periods presented in the Pay-Versus-Performance Table.

Pay-Versus-Performance: Conclusions

The Compensation Committee believes in “pay for performance” and has structured our compensation program to reward our executive officers when we are delivering strong results.

COMPENSATION RISK ASSESSMENT

As part of the 2023 compensation process, our Compensation Committee considers potential risks when reviewing and approving the compensation programs for our Named Executive Officers. In 2023, based on this review, our Compensation Committee concluded that our compensation policies and practices do not incentivize excessive risk-taking that could have a material adverse effect on our Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised of Messrs. Moyes, Miller and Stuglik, has reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Compensation Committee of the Board of Directors

Brian Stuglik (Chair)

Michael P. Miller

Jay M. Moyes

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the equity awards outstanding under the Plans as of December 31, 2023:

	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($) (1)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in the First Column) (#)
Equity compensation plan approved by security holders (2)	7,338,256	(3)	41.34	2,104,460
Equity compensation plans not approved by security holders (4)	821,647	(5)	25.56	1,141,854
Total	8,159,903		40.13	3,246,314

(1)

Represents the weighted-average exercise price of the applicable outstanding options and the Auerbach Warrant. Outstanding RSUs vest and convert to shares of common stock without the payment of consideration. Therefore, the weighted-average exercise price excludes RSUs issued under the equity compensation plans.

(2)	Consists of the 2011 Plan and the Auerbach Warrant.
(3)	Represents 3,918,681 shares underlying outstanding options, 1,303,325 shares of unvested RSUs, and 2,116,250 shares subject to the Auerbach Warrant, in each case, as of December 31, 2023.
(4)	Consists of the Inducement Plan.
(5)	Represents 500,000 shares underlying outstanding options, and 321,647 shares of unvested RSUs, as of December 31, 2023.

2017 Employment Inducement Incentive Award Plan

In April 2017 our Board of Directors adopted the Inducement Plan. Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan is not required as a condition of the effectiveness of the Inducement Plan as the plan will be used to provide equity grants solely to, and in connection with the hiring of, new employees. A description of the principal features of the Inducement Plan is set forth below. In February 2020, our Board of Directors approved an amendment to the Inducement Plan to increase the number of authorized shares by 1,000,000 shares to 2,000,000 shares. In July 2021, our Board of Directors approved an amendment to increase the number of authorized shares by 1,000,000 to 3,000,000 shares.

Eligibility and Administration

Only certain prospective employees of the Company are eligible to participate in the Inducement Plan. The Inducement Plan is administered by our Compensation Committee. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Inducement Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Inducement Plan, including any vesting and vesting acceleration conditions. Awards must be approved by the Compensation Committee or a majority of our independent directors and the authority to grant awards under the Inducement Plan may not be delegated.

Limitation on Awards and Shares Available

The maximum number of shares of our common stock authorized for issuance under the Inducement Plan is 3,000,000 shares.

The following types of shares are added back to the available share limit under the Inducement Plan:

Shares subject to awards under the Inducement Plan that are forfeited, expire or are settled for cash and shares repurchased by the Company at the same price paid by a participant pursuant to the Company’s repurchase right with respect to restricted stock awards. However, the following types of shares are not added back to the available share limit under the Inducement Plan: (i) shares subject to a stock appreciation right (“SAR”) that are not issued in connection with the stock settlement of the SAR on its exercise, (ii) shares purchased on the open market with the cash proceeds from the exercise of options and (iii) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award. Shares issued under the Inducement Plan may be treasury shares or authorized but unissued shares.

Awards

The Inducement Plan provides for the grant of stock options, including non-qualified stock options, restricted stock, dividend equivalents, stock payments, RSUs, deferred stock, performance shares, other incentive awards, SARs, and performance awards (including cash awards). Certain awards under the Inducement Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Inducement Plan are to be set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards are generally settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•	Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant, except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to stock options, and may include continued service, performance and/or other conditions.

•	Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs, and may include continued service, performance and/or other conditions.

•	Restricted Stock; Deferred Stock; RSUs and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price, or that are acquired pursuant to the early exercise of an option. No dividends are payable with respect to restricted stock prior to vesting unless and until the vesting conditions are subsequently satisfied. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, deferred stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•	Stock Payments; Other Incentive Awards and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

•	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards. Dividend equivalents are credited as of dividend payment dates during the period between the date an award is granted and the date such award terminates or expires, as determined by the plan administrator. In addition, dividend equivalents will only be paid out to the holder to the extent that such vesting conditions of the underlying award are subsequently satisfied. Dividend equivalents will not be payable on options or SARs, unless otherwise determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to equitably adjust the provisions of the Inducement Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Inducement Plan and outstanding awards. In the event of a change in control of our company (as defined in the Inducement Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for some or all outstanding awards, then all such awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants; Transferability, Repricing and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Inducement Plan are generally non-transferable prior to vesting and exercisable only by the participant. The Inducement Plan requires stockholder approval to reprice any award of stock options or SARs (whether through a reduction of the applicable price per share or the cancellation and substitution of such an award with another award when the price per share for such award exceeds the fair market value of the underlying shares). With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Inducement Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Stockholder Approval; Plan Amendment and Termination

Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. The Board of Directors may amend or terminate the Inducement Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the price per share of any outstanding option or SAR granted under the Inducement Plan or that cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to the Company’s audited financial statements as of and for the year ended December 31, 2023 and the notes thereto.

Responsibilities. The Audit Committee operates under a written charter adopted by the Board. The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the Company’s financial statements as well as its financial reporting process and principles, internal controls and disclosure controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or are reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles and is also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting.

Review with Management and Independent Registered Public Accountants. The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with management of the Company and with the Company’s independent registered public accounting firm, KPMG LLP, for the year then ended. The Audit Committee has also reviewed and discussed with management and KPMG LLP the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023, KPMG LLP’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. The Audit Committee has also discussed with KPMG LLP those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding the communications of KPMG LLP with the Audit Committee concerning the accountant’s independence, and has discussed with KPMG LLP its independence from the Company and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2023.

Audit Committee of the Board of Directors

Jay M. Moyes (Chair)

Allison Dorval

Troy E. Wilson

Audit and Non-Audit Fees

The following table presents fees for professional services provided by KPMG for the audit of and other services rendered to us during the fiscal years ended December 31, 2023 and 2022, respectively.

	2023	2022
Audit Fees	$930,000	$962,425
Audit-Related Fees	—	—
Tax Fees	338,730	308,610
All Other Fees	—	—
Total Fees	$1,268,730	$1,271,035

Audit Fees

This category includes fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q, and fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 with respect to the fiscal years ended December 31, 2023 and 2022.

Tax Fees

This category includes fees for tax consultations, the review of income tax returns, R&D tax credit study and assistance with state tax examinations.

Pre-Approval Policies and Procedures

Our Audit Committee has pre-approved the permissible non-audit related services performed by KPMG, and associated fees prior to such services being approved. The Audit Committee determined that the rendering of the non-audit services was compatible with maintaining the independence of KPMG, as applicable.

The Audit Committee’s policy is that pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent auditor that are detailed as to the permissible particular service and fee, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to our management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent auditor. Audit committee pre-approval of non-audit services (other than review and attestation services) also will not be required if such services fall within available exceptions established by the SEC.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee has selected KPMG LLP as our independent registered public accountants for the year ending December 31, 2024 and, upon recommendation of the Audit Committee, the Board is submitting the selection of our independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of KPMG LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

If the stockholders fail to ratify the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2024, the Audit Committee will reconsider whether or not to retain KPMG LLP, but may still retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of us and our stockholders.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY VOTE”)

Background

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis and Summary Compensation Table and related compensation tables and narrative at pages 18 to 27 of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. The say-on-pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

As described in further detail under Proposal 4 of this proxy statement, at this annual meeting, our stockholders are being asked to indicate how frequently they believe we should seek a say-on-pay vote (the “frequency vote”). Our Board has recommended that our stockholders vote for a frequency of one year. We currently expect our next say-on-pay vote (after the vote on this Proposal 3 at this annual meeting) will be held at our 2025 annual meeting, although our Board may decide to modify this expectation, particularly in light of the results of the frequency vote.

We encourage our stockholders to review the “Executive Compensation” section of this Proxy Statement for more information.

As an advisory approval, this proposal is not binding upon us or our Board of Directors. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the stockholders of Puma Biotechnology, Inc. approve, on an advisory basis, the 2023 compensation of Puma Biotechnology, Inc.’s Named Executive Officers as described in the Compensation Discussion & Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Puma Biotechnology, Inc.’s Proxy Statement for the 2024 Annual Meeting of Stockholders.”

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND RELATED NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE REGARDING THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES

(“FREQUENCY VOTE”)

Background

As required by Section 14A(a)(1) of the Exchange Act, our stockholders may indicate how frequently they believe we should seek an advisory vote on the compensation of our Named Executive Officers. We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which our stockholders have an opportunity to provide an advisory approval of the compensation of our Named Executive Officers. Stockholders are not being asked to approve or disapprove our Board’s recommendation, but rather vote for a frequency of one, two or three years, or abstain from voting.

We recommend that our stockholders select a frequency of one year, or an annual vote. We believe that this frequency is appropriate because it will continue to enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between the Company and our stockholders on the compensation of our Named Executive Officers. An annual advisory vote on executive compensation is consistent with our policy of seeking regular input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR “1 YEAR” AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 5

APPROVAL OF AN AMENDMENT TO THE 2011 INCENTIVE AWARD PLAN

Background

On March 21, 2024, our Board adopted an amendment to the 2011 Plan (the “2011 Plan Amendment” and the 2011 Plan as amended by the 2011 Plan Amendment, the “Amended 2011 Plan”) which makes the following material changes to the existing 2011 Plan:

•	Increases the number of shares of common stock available for issuance by 3,000,000 shares to an aggregate of 17,529,412 shares, and therefore increases the number of shares which may be granted as incentive stock options (“ISOs”) under the Amended 2011 Plan by 3,000,000 shares to an aggregate of 17,529,412 shares; and

•	Extends the right to grant ISOs under the Amended 2011 Plan through March 21, 2034.

The 2011 Plan Amendment is subject to stockholder approval.

The summaries of the 2011 Plan and the 2011 Plan Amendment are qualified in their entirety by reference to the 2011 Plan, as amended prior to the Plan Amendment, and the 2011 Plan Amendment, both of which are attached hereto as Appendices A and B, respectively.

Proposed Share Reserve Increase and Shares Available for Issuance.

We are asking our stockholders to approve the 2011 Plan Amendment because we believe the availability of an adequate reserve of shares under the 2011 Plan is important to our continued growth and success. The purpose of the 2011 Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, directors and consultants, whose judgment, interest and special effort is critical to the successful conduct of our operation. We believe that the equity-based awards to be issued under the 2011 Plan will motivate recipients to offer their maximum effort to the Company and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of equity-based awards are necessary to enable us to continue to attract and retain top talent, as providing equity-based awards is critical to achieving success as we compete for talent in an industry in which equity compensation is market practice and is expected by many existing personnel and prospective candidates. If the 2011 Plan Amendment is not approved, we believe our recruitment and retention goals will be adversely affected.

The 2011 Plan Amendment increases the aggregate number of shares available under the 2011 Plan by 3,000,000 shares to a total of 17,529,412 shares of common stock. To the extent we grant any awards under the 2011 Plan between April 1, 2024 and the date of this annual meeting, the available share reserve under the Amended 2011 Plan will be reduced from 3,712,912 shares (i.e., the remaining available reserve as of April 1, 2024 (712,912 shares) plus 3,000,000 shares) by the number of shares that we grant under the 2011 Plan during such period. We expect to register the additional shares authorized under the Amended 2011 Plan on a Registration Statement on Form S-8 within a reasonable period of time following stockholder approval and prior to the issuance of any such shares.

The table below presents information about the number of shares that were subject to outstanding equity awards under the 2011 Plan and our Inducement Plan, under which we may grant equity grants solely to, and in connection with the hiring of, new employees, and the shares remaining available for issuance under each plan, each at December 31, 2023. As of April 1, 2024, we had 712,912 shares remaining available for issuance under the 2011 Plan after giving effect to the annual awards granted in 2024 in the aggregate amount of 1,482,375 shares. The 2011 "Plan" and the Inducement Plan are the only equity incentive plans we currently have in place. The table below does not include information about the number of shares exercisable pursuant to the Auerbach Warrant that is reflected in the Equity Compensation Plan Information Table on page 41.

2011 Plan
Number of shares that were authorized for future grants	2,104,460
Number of restricted stock units outstanding	1,303,325
Number of stock options outstanding	3,918,681
Weighted average remaining term of outstanding options (in years)	5.09
Weighted average exercise price of outstanding options	$55.04
Inducement Plan
Number of shares that were authorized for future grants	1,141,854
Number of restricted stock units outstanding	321,647
Number of stock options outstanding	500,000
Weighted average remaining term of outstanding options (in years)	5.59
Weighted average exercise price of outstanding options	$25.56

Background of Reasons for and the Determination of Shares Under the 2011 Plan Amendment.

In its determination to approve the increase in the number of shares authorized under the 2011 Plan, the Board and Compensation Committee were primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity-based incentive awards, which the Board and Compensation Committee believe is a primary incentive and retention mechanism. The Board and Compensation Committee considered the following key factors:

•	Three years ago, in 2021 we asked our stockholders to approve an increase in the number of shares authorized under the 2011 Plan by 2,000,000 shares, which we believed would enable us to continue granting equity awards for approximately two to three years, or until 2023 or 2024.

•	We need the ability to grant equity awards to continuing employees in order to motivate, incentivize and retain highly qualified talent.

•	We currently anticipate that the additional 3,000,000 shares will provide sufficient shares for at least the next 3 years. If we do not increase the shares available for issuance under the 2011 Plan, then based on historical usage rates of shares under the 2011 Plan, we would expect to exhaust the share limit under the 2011 Plan in March 2025, at which time we would lose an important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent.

•	The remaining reserve for future awards under our equity plans as of December 31, 2023 (including the Inducement Plan and Auerbach Warrant) was 5,362,564 shares or 11.3% of common shares outstanding as of such date, which consists of 2,104,460 shares remaining available for issuance under the 2011 Plan, 1,141,854 shares remaining available for issuance under the Inducement Plan, under which we may grant equity grants solely to, and in connection with the hiring of, new employees, and 2,116,250 shares exercisable pursuant to the Auerbach Warrant. At the end of fiscal years 2021, 2022, and 2023, our total overhang rate attributable to the number of shares subject to equity compensation awards outstanding (calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year plus shares remaining available for issuance for future awards at the end of the fiscal year by (2) the number of shares outstanding at the end of the fiscal year), was approximately 19.3%, 16.4%, and 13.1%, respectively, and as of April 1, 2024, it was approximately 11.78%.

•	If approved, the issuance of the new shares to be reserved under the Amended 2011 Plan would increase the overhang by approximately 6.3% of common shares outstanding (determined as of April 1, 2024), and total overhang (including outstanding awards and shares available for future grants under our equity plans and the Auerbach Warrant) at the end of fiscal 2023 would have been approximately 19.4%.

•	Our three-year average unadjusted burn rate was approximately 4.65% as shown in the following table:
	2021	2022	2023	Three Year Average
Stock Options Granted	640,748	582,353	581,614	601,572
RSUs Granted	1,409,733	1,382,811	1,543,027	1,445,190
Weighted Average Shares Outstanding - Basic	40,638,852	44,674,501	47,134,331	44,149,228

In light of the factors described above, the Board believes the proposed increase to the share reserve is reasonable with respect to potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all stockholders.

Stockholder Approval

Stockholder approval of the 2011 Plan Amendment is necessary in order for us to meet the stockholder approval requirements of the principal securities market on which shares of our common stock are traded, and to grant stock options that qualify as ISOs, as defined under Section 422 of the Code.

If this Proposal four is adopted, a maximum of 17,529,412 shares of common stock will be reserved for issuance under the Amended 2011 Plan, all of which may be granted as ISOs pursuant to Section 422 of the Code. In addition, we will continue to be able to grant ISOs until March 31, 2034.

If stockholders do not approve this Proposal five, the proposed additional shares will not become available for issuance under the 2011 Plan, and we will not be able to continue to grant ISOs after April 1, 2031.

Material Terms of the Amended 2011 Plan

The material terms of the 2011 Plan, as proposed to be amended by the 2011 Plan Amendment, are summarized below. The following summary is qualified in its entirety by reference to the full text of the 2011 Plan, as amended prior to the 2011 Plan Amendment, and the 2011 Plan Amendment, both of which are attached hereto as Appendices A and B, respectively.

Eligibility and Administration. Our employees, consultants and directors are eligible to receive awards under the Amended 2011 Plan. Currently, at April 1, 2024, approximately 183 employees, seven non-employee directors and no consultants are eligible to participate in the Amended 2011 Plan.

The Amended 2011 Plan is administered by our Board with respect to awards to non-employee directors and by our Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the 2011 Plan administrator), subject to certain limitations that may be imposed under Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The 2011 Plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Amended 2011 Plan, subject to its express terms and conditions. The 2011 Plan administrator also sets the terms and conditions of all awards under the Amended 2011 Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available. If our stockholders approve this proposal, the aggregate number of shares of our common stock that will be available for issuance under awards granted pursuant to the Amended 2011 Plan will equal 17,529,412, all of which may be granted as ISOs pursuant to Section 422 of the Code. As of April 1, 2024, there were approximately 712,912 shares available for grant under the 2011 Plan. The per share market value of our stock on April 1, 2024 was $5.28. To the extent permitted under applicable law and applicable stock exchange rules, awards that provide for the delivery of shares subsequent to the applicable grant date may be granted in excess of the aggregate share limit if such awards provide for the forfeiture or cash settlement to the extent that insufficient shares remain under the aggregate share limit at the time that shares would otherwise be issued in respect of such award.

Shares subject to awards under the Amended 2011 Plan that are forfeited, expire or are settled for cash may be used again for new grants under the Amended 2011 Plan. The following shares may not be used again for new grants of awards under the Amended 2011 Plan: (i) shares tendered or withheld to satisfy the exercise price and/or tax withholding associated with an award, (ii) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise, and (iii) shares purchased on the open market with the cash proceeds from the exercise of options. Shares granted under the Amended 2011 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.

Awards granted under the Amended 2011 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Amended 2011 Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the Amended 2011 Plan during any calendar year is 500,000 shares and the maximum amount that may be paid in cash pursuant to the Amended 2011 Plan to any one participant during any calendar year period will be $2,000,000. The maximum aggregate cash compensation and equity-based compensation (based on grant date fair value) that can be granted to any non-employee director of the Company in any calendar year under the Amended 2011 Plan or otherwise is $1,000,000.

Awards. The Amended 2011 Plan provides for the grant of stock options, including ISOs and non-qualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, RSUs, deferred stock, performance shares, other incentive awards, SARs, and performance awards (including cash awards). Certain awards under the Amended 2011 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Amended 2011 Plan are or will be set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards are generally settled in shares of our common stock, but the 2011 Plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•	Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders), and the 2011 Plan administrator may provide that any option may be “early exercised” in exchange for shares of restricted stock. Vesting conditions determined by the 2011 Plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•	Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•	Restricted Stock, Deferred Stock, Restricted Stock Units and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price, or that are acquired pursuant to the early exercise of an option. No dividends are payable with respect to restricted stock prior to vesting unless and until the vesting conditions are subsequently satisfied. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant if the 2011 Plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, deferred stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the 2011 Plan administrator may determine.

•	Stock Payments, Other Incentive Awards and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals (for more information, see “Performance Awards” below).

•	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award terminates or expires, as determined by the 2011 Plan administrator. In addition, dividend equivalents will only be paid out to the holder to the extent that such vesting conditions of the underlying award are subsequently satisfied. Dividend equivalents will not be payable on options or SARs, unless otherwise determined by the 2011 Plan administrator.

•	Performance Awards. Performance awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals. For purposes of the Amended 2011 Plan, one or more of the following performance criteria will be used in setting performance goals, and may be used in setting performance goals applicable to other performance awards: (i) net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization and (e) non-cash equity-based compensation); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of common stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) customer retention; (xxv) sales-related goals; (xxvi) comparisons with other stock market indices; (xxvii) debt reduction; (xxviii) operating efficiency; (xxix) customer satisfaction and/or growth; (xxx) employee satisfaction; (xxxi) research and development achievements; (xxxii) financing and other capital raising transactions; (xxxiii) recruiting and maintaining personnel; and (xxxiv) year-end cash, any of which may be measured either in absolute terms for us or any operating unit of our company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Amended 2011 Plan also permits the 2011 Plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals.

Certain Transactions. The 2011 Plan administrator has broad discretion to equitably adjust the provisions of the Amended 2011 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the 2011 Plan administrator will make equitable adjustments to the Amended 2011 Plan and outstanding awards. In the event of a change in control of our company (as defined in the Amended 2011 Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for some or all outstanding awards, then all such awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Transferability, Repricing and Participant Payments. The 2011 Plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Amended 2011 Plan are generally non-transferable prior to vesting and exercisable only by the participant. The Amended 2011 Plan requires stockholder approval to reprice any award of stock options or stock appreciation rights (whether through a reduction of the applicable price per share or the cancellation and substitution of such an award with another award when the price per share for such award exceeds the fair market value of the underlying shares). With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Amended 2011 Plan, the 2011 Plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination. Our Board may amend or terminate the Amended 2011 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for (i) any amendment that increases the number of shares available under the Amended 2011 Plan and (ii) any amendment that reduces the price per share of any outstanding option or stock appreciation right granted under the Amended 2011 Plan or that cancels any stock option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares. If our stockholders approve this proposal, then after March 21, 2034, no ISOs may be granted; if the proposal is not approved then we will not be able to grant ISOs after April 1, 2031. However, the Amended 2011 Plan does not have a specified expiration and will otherwise continue in effect until terminated by us.

New Plan Benefits

Except with respect to grants of restricted stock unit awards that will be granted to each non-employee director serving on our board at this annual meeting, which is shown in the table below, the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Amended 2011 Plan will be determined in the discretion of our Compensation Committee and Equity Incentive Committee in the future, and neither our Compensation Committee nor our Equity Incentive Committee has made any determination to make future grants to any persons under the Amended 2011 Plan as of the date of this proxy statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Amended 2011 Plan, or the benefits that would have been received by such participants if the Amended 2011 Plan, as proposed to be amended, had been in effect in the year ended December 31, 2023.

2011 Plan
Name and Position	Dollar Value ($)	Number of Units (#)
Named Executive Officers
Alan H. Auerbach, President and Chief Executive Officer	—	—
Maximo Nougues, Chief Financial Officer	—	—
Alvin Wong, Chief Scientific Officer	—	—
Jeff J. Ludwig, Chief Commercial Officer	—	—
Douglas Hunt, Chief Regulatory Affairs, Medical Affairs, Pharmacovigilance and Law Officer	—	—
All current executive officers as a group	—	—
All non-employee directors as a group (1)	2,100,000	(2)
All employees, including all current officers who are not executive officers, as a group	—	—

1.

Pursuant to our Director Compensation Program, each non-employee director serving on our board at this annual meeting will be awarded a restricted stock unit award with a value of $300,000 (determined using the trailing 30-calendar day average stock price through and including the grant date), capped at 27,000 shares.

2.	The number of shares/units to be granted to non-employee directors is not included in the table above as their equity award will depend on the value of our common stock on the grant date.

Equity Awards Made as of April 1, 2024

The following table sets forth summary information concerning the number of shares of our common stock subject to option grants, restricted stock unit grants and performance share grants that have been made under the 2011 Plan to our named executive officers, directors and employees as of April 1, 2024 since its inception. These numbers do not reflect currently outstanding awards.

Certain awards set forth in this table for the named executive officers were granted in 2023 and therefore also are included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this proxy statement and are not additional awards. Certain awards set forth in this table for the non-employee directors were granted in 2023 and therefore also are included in the Director Compensation Table set forth in this proxy statement and are not additional awards.

Name and Position	Number of Shares Underlying Option Grants	Number of Performance Shares	Number of Restricted Stock Units
Named Executive Officers
Alan H. Auerbach, President and Chief Executive Officer	2,160,554	—	1,024,969
Maximo F. Nougues, Chief Financial Officer	323,945	—	235,239
Alvin Wong, Pharm.D., Chief Scientific Officer	363,998	—	182,740
Jeff J. Ludwig, Chief Commercial Officer	237,116	—	169,226
Douglas Hunt, B.Sc (Hons), Chief Regulatory Affairs, Medical Affairs, Pharmacovigilance, and Law Officer	249,704	18,000	181,608
All current executive officers as a group	3,335,317	18,000	1,793,782
All non-employee directors as a group	643,112	—	693,922
Director Nominees
Alessandra Cesano, M.D., Ph.D.	100,000	—	27,000
Allison Dorval	108,721	—	54,000
Michael P. Miller	17,626	—	132,511
Jay M. Moyes	147,604	—	132,851
Adrian M. Senderowicz, M.D.	77,604	—	132,851
Brian Stuglik, R.Ph.	93,953	—	81,858
Troy E. Wilson, Ph.D., J.D.	97,604	—	132,851
Each associate of any directors, executive officers or nominees to the Board	—	—	—
Each other person who received or is to receive 5% of options, warrants or rights	—	—	—
All employees, including all current officers who are not executive officers, as a group	8,869,398	46,411	6,583,016

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Amended 2011 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. If an optionee is granted an NSO under the Amended 2011 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards. The current federal income tax consequences of other awards authorized under the Amended 2011 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, deferred stock, performance share awards, performance awards, stock payments, dividend equivalents, cash awards and other incentive awards are generally subject to tax at the time of payment.

Excess Parachute Payments. Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the Amended 2011 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof. The Amended 2011 Plan does not provide for any excise tax gross-ups.

Application of Section 409A of the Code. Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and RSU programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and appreciation rights if no deferral is provided beyond exercise, or restricted stock. The awards made pursuant to the Amended 2011 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the Amended 2011 Plan are not exempt from coverage. However, if the Amended 2011 Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

Securities Law Matters

We expect to register the additional shares authorized under the 2011 Plan on a Registration Statement on Form S-8 within a reasonable period of time following stockholder approval and prior to the issuance of any such shares.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2011 PLAN AMENDMENT.

OTHER MATTERS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the independent members of our Board approve or ratify the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. If advance Audit Committee approval of a related party transaction requiring the independent directors’ approval is not practicable, a related party transaction may be preliminarily entered into by management upon prior approval by the chair of the Audit Committee, and the transaction is subject to ratification by the independent directors provided that, if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Management shall update the independent directors as to any material changes to any approved or ratified related party transaction and shall provide a status report at least annually at a regularly scheduled meeting of the Board of all then current related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party (as defined below) had, has or will have a direct or indirect interest. A “related party” includes (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than ten percent (10%) of our common stock, who are hereinafter collectively referred to as the Reporting Persons, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of our common stock on Forms 3, 4 and 5. Reporting Persons are required by applicable SEC rules to furnish us with copies of all such forms filed with the SEC pursuant to Section 16(a) of the Exchange Act. To our knowledge, based solely on our review of the copies of the Forms 3, 4 and 5 received by us during the fiscal year ended December 31, 2023 and written representations that no other reports were required, we believe that all reports required to be filed by such persons with respect to the Company’s fiscal year ended December 31, 2023 were timely filed, except that Alvin F. Wong filed late one Form 4 reporting one transaction due to administrative error.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2025 proxy statement, your proposal must be received by us no later than December 27, 2024 and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Fourth Amended and Restated Bylaws. Pursuant to our Bylaws and based on the anniversary date of the 2024 annual meeting as currently scheduled, in order to nominate a director or bring any other business before the stockholders at our next annual meeting of stockholders that will not be included in our proxy statement, a stockholder of record must notify us in writing and such notice must be received by us no earlier than February 18, 2025 and no later than March 20, 2025. In the event the annual meeting is convened on a date more than 30 days before or more than 60 days after such anniversary date, such notice must be received no earlier than the 120th day prior to such annual meeting nor later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting was first made. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our Bylaws and the nomination or proposal must contain the specific information required by our Bylaws. You may write to our Corporate Secretary at our principal executive offices, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024, Attention: Corporate Secretary, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under our Bylaws. Please send a copy of all notices and request via email to ir@pumabiotechnology.com.

Proposals Pursuant to Rule 14a-19. In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 19, 2025.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2025 annual meeting of stockholders. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024, Attention: Investor Relations, or contact Investor Relations by telephone at (424) 248-6500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the Compensation Committee Report, the Audit Committee Report and the Pay-Versus-Performance section will not be incorporated by reference into any of those prior filings, nor will the reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our Annual Report, proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements related to risks associated with our compensation programs. All forward-looking statements included in this Proxy Statement involve risks and uncertainties that could cause the Company’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, which include, but are not limited to, the Company’s dependence on the commercial success of its product candidates, the Company’s history of operating losses and its expectation that it will continue to incur losses for the foreseeable future; risks and uncertainties related to the Company’s ability to achieve or sustain profitability; the Company’s ability to predict its future prospects and forecast its financial performance and growth; failure to obtain sufficient capital to fund the Company’s operations; the effectiveness of sales and marketing efforts; the Company’s ability to obtain regulatory approval of NERLYNX outside the United States; the Company’s licensees’ ability to obtain FDA approval or other regulatory approvals in the United States or elsewhere for other indications for neratinib or other product candidates; the challenges associated with conducting and enrolling clinical trials; the risk that the results of clinical trials may not support the Company’s drug candidate claims; the Company’s ability to compete against other companies and research institutions; the risk that physicians and patients may not accept or use the Company’s products; the Company’s reliance on third parties to conduct its clinical trials and to formulate and manufacture its drug candidates; risks pertaining to litigation, including the Company’s estimates for damages that it may be required to pay; the protection for its intellectual property; the Company’s ability to attract and retain key personnel; the Company’s dependence on licensed intellectual property; any adverse impact on the Company’s business or the global economy and financial markets, generally; and the other risk factors disclosed in the periodic and current reports filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements, except as required by law.

Other Business

As of the date of this proxy statement, the Board knows of no other business that will be presented for consideration at the 2024 annual meeting. If other proper matters are presented at the 2024 annual meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

By Order of the Board of Directors,

Alan H. Auerbach
Chairman, President, Chief Executive Officer and Secretary

Appendix A

PUMA BIOTECHNOLOGY, INC.
AMENDED AND RESTATED

2011 INCENTIVE AWARD PLAN

(AS AMENDED EFFECTIVE APRIL 1, 2021)

ARTICLE 1.

PURPOSE

The purpose of the Puma Biotechnology, Inc. 2011 Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Puma Biotechnology, Inc. (the “Company”) by linking the individual interests of the members of the Board, Employees and Consultants to those of the Company’s stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees and Consultants upon whose judgment, interest and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1

“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 12 hereof. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6 hereof, or which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2	“Affiliate” shall mean any Parent or Subsidiary.

2.3

“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4

“Award” shall mean an Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award, a Dividend Equivalent Award, a Deferred Stock Award, a Stock Payment Award, a Stock Appreciation Right, an Other Incentive Award or a Performance Share Award, which may be awarded or granted under the Plan.

2.5

“Award Agreement” shall mean any written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

2.6	“Board” shall mean the Board of Directors of the Company.

2.7

“Cause” shall mean, with respect to any Participant, “Cause” as defined in such Participant’s employment agreement with the Company if such an agreement exists and contains a definition of Cause or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean (i) the Participant’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary or any other material breach of a written agreement between the Participant and the Company or any Subsidiary, including without limitation a material breach of any employment or confidentiality agreement; (ii) the Participant’s indictment for, or the entry of a plea of guilty or nolo contendere by the Participant to, a felony under the laws of the United States or any state thereof or other foreign jurisdiction or any crime involving dishonesty or moral turpitude; (iii) the Participant’s gross negligence or willful misconduct or the Participant’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Participant against the Company or any Subsidiary; or (v) any acts, omissions or statements by a Participant which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any Subsidiary.

2.8	“Change in Control” shall mean the occurrence of any of the following events:

(a)

The consummation of a transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Parents or Subsidiaries, an employee benefit plan maintained by the Company or any of its Parents or Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)

During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or Section 2.8(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)

The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:

(i)

Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)), directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)

After which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)	The Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). Consistent with the terms of this Section 2.8, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.9

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10	“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article 12 hereof.

2.11	“Common Stock” shall mean the common stock of the Company, par value $0.0001 per share.

2.12	“Company” shall mean Puma Biotechnology, Inc., a Delaware corporation.

2.13

“Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of Shares on a Form S-8 Registration Statement or any successor Form thereto.

2.14	“Covered Employee” shall mean any Employee who is, or could become, a “covered employee” within the meaning of Section 162(m) of the Code.

2.15	“Deferred Stock” shall mean a right to receive Shares awarded under Section 9.4 hereof.

2.16	“Director” shall mean a member of the Board, as constituted from time to time.

2.17	“Director Limit” shall mean the limits applicable to Awards granted to Non-Employee Directors, as set forth in Section 3.5 hereof.

2.18	“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2 hereof.

2.19	“DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.20	“Effective Date” shall mean April 1, 2021.

2.21	“Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.22	“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code) of the Company or of any Affiliate.

2.23

“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.24	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.25	“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)

If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)

If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)

If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.26

“Greater Than 10% Stockholder” shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” (as defined in Sections 424(e) and 424(f) of the Code, respectively).

2.27	“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.28	“Individual Award Limit” shall mean the cash and share limits applicable to Awards granted under the Plan, as set forth in Section 3.3 hereof.

2.29	“Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.30

“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.31

“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6 hereof. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.32	“Other Incentive Award” shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 9.7 hereof.

2.33

“Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.34	“Participant” shall mean a person who has been granted an Award.

2.35	“Performance Award” shall mean an Award that is granted under Section 9.1 hereof.

2.36	“Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.37

“Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)

The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per Share; (xviii) adjusted earnings per Share; (xix) price per Share; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) customer retention; (xxv) sales-related goals; (xxvi) comparisons with other stock market indices; (xxvii) debt reduction; (xxviii) operating efficiency; (xxix) customer satisfaction and/or growth; (xxx) employee satisfaction; (xxxi) research and development achievements; (xxxii) financing and other capital raising transactions; (xxxiii) recruiting and maintaining personnel; and (xxxiv) year-end cash, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)

The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.38

“Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate, a division or business unit or one or more individuals. The achievement of each Performance Goal shall be determined in accordance with Applicable Accounting Standards to the extent applicable.

2.39

“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

2.40

“Performance Share Award” shall mean a contractual right awarded under Section 9.6 hereof to receive a number of Shares based on the attainment of specified Performance Goals or other criteria determined by the Administrator.

2.41

“Permitted Transferee” shall mean, with respect to a Participant, any “family member” of the Participant, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, or any other transferee specifically approved by the Administrator after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards. In addition, the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and applicable state law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

2.42	“Plan” shall mean this Puma Biotechnology, Inc. 2011 Incentive Award Plan, as it may be amended from time to time.

2.43

“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.44	“Public Registration Date” shall mean the date on which the first registration of an equity security of the Company under Section 12 of the Exchange Act occurs.

2.45

“Restricted Stock” shall mean Common Stock awarded under Article 8 hereof or acquired pursuant to the exercise of an unvested Option in accordance with Section 6.8 hereof, in each case, that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.46	“Restricted Stock Unit” shall mean a contractual right awarded under Section 9.5 hereof to receive in the future a Share.

2.47	“Securities Act” shall mean the Securities Act of 1933, as amended.

2.48	“Share Limit” shall have the meaning provided in Section 3.1(a) hereof.

2.49	“Shares” shall mean shares of Common Stock.

2.50	“Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10 hereof.

2.51	“Stock Payment” shall mean a payment in the form of Shares awarded under Section 9.3 hereof.

2.52

“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.53

“Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, an outstanding equity award previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right, in either case, granted hereunder.

2.54	“Termination of Service” shall mean:

(a)

As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company and its Affiliates is terminated for any reason, with or without Cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment and/or service as an Employee and/or Director with the Company or any Affiliate.

(b)

As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment or service as an Employee and/or Consultant with the Company or any Affiliate.

(c)

As to an Employee, the time when the employee-employer relationship between a Participant and the Company and its Affiliates is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in service with the Company or any Affiliate as a Consultant and/or Director.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service has occurred, whether any Termination of Service resulted from a discharge for Cause and all questions of whether any particular leave of absence constitutes a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN; LIMITATIONS ON GRANTS OF AWARDS

3.1	Number of Shares.

(a)

Subject to Sections 3.1(b), 13.1 and 13.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to fourteen million five hundred twenty-nine thousand four hundred twelve (14,529,412) Shares (the “Share Limit”), all of which may be issued as Incentive Stock Options. Notwithstanding the foregoing, to the extent permitted under applicable law and applicable stock exchange rules, Awards that provide for the delivery of Shares subsequent to the applicable grant date may be granted in excess of the Share Limit if such Awards provide for the forfeiture or cash settlement of such Awards to the extent that insufficient Shares remain under the Share Limit at the time that Shares would otherwise be issued in respect of such Award.

(b)

Shares subject to an Award that is forfeited, expires or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration or cash settlement, shall be available for future grants of Awards under the Plan and shall be added back to the Share Limit in the same number of Shares as were debited from the Share Limit in respect of the grant of such Award (as may be adjusted in accordance with Section 13.2 hereof). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added back to the Share Limit and will not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Award; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 8.4 hereof at the same price paid by the Participant so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)

Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan in the Board’s discretion at the time of such acquisition or combination and shall not reduce the Shares authorized for grant under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2

Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3

Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 13.2 hereof, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year (measured from the date of any grant) shall be five hundred thousand (500,000) and the maximum aggregate amount of cash that may be paid in cash during any calendar year (measured from the date of any payment) with respect to one or more Awards payable in cash shall be two million dollars ($2,000,000) (together, the “Individual Award Limits”); provided, however, that the foregoing limitations shall not apply until the earliest of the following events to occur after the Public Registration Date: (a) the first material modification of the Plan (including any increase in the Share Limit); (b) the issuance of all of the Shares reserved for issuance under the Plan; (c) the expiration of the Plan; (d) the first meeting of stockholders at which members of the Board are to be elected that occurs after the close of the third calendar year following the calendar year in which the Public Registration Date occurs; or (e) such other date required by Section 162(m) of the Code.

3.4

Limitations on Grants of Awards. Notwithstanding any provision in the Plan to the contrary, (a) in no event shall any Award be granted under the Plan prior to the Public Registration Date, and (b) during the period beginning on the Public Registration Date and ending on the date on which Shares subject to Awards under the Plan become registered on an effective Form S-8 (or any successor form), except to the extent permitted under an available exemption from applicable securities registration requirements, only Options may be granted or awarded under the Plan, and any Options granted between the Public Registration Date and the effectiveness of a Form S-8 covering Shares subject to such Options, by their terms, shall not become exercisable, and no Shares shall be issued pursuant thereto prior to the date on which the Shares covered by such Options are registered on Form S-8 (or a successor form).

3.5

Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any other agreement, plan, policy or program regarding Non-Employee Director compensation, the sum of any cash compensation and the grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a Non-Employee Director during any calendar year shall not exceed the amount equal to $1,000,000 (the “Director Limit”).

ARTICLE 4.

GRANTING OF AWARDS

4.1

Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2	Award Agreement. Each Award shall be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan and any applicable Program.

4.3

Limitations Applicable to Section 16 Persons. Notwithstanding anything contained herein to the contrary, with respect to any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, the Plan, any applicable Program and the applicable Award Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b‑3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule, and such additional limitations shall be deemed to be incorporated by reference into such Award to the extent permitted by applicable law.

4.4

At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Participant any right to continue as an Employee, Director or Consultant of the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without Cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Affiliate.

4.5

Foreign Participants. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (and any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the Share Limit, the Individual Award Limits or the Director Limit contained in Sections 3.1, 3.3 and 3.5 hereof, respectively; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law.

4.6

Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS PERFORMANCE-BASED COMPENSATION

5.1

Purpose. The Committee, in its sole discretion, may determine whether any Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2

Applicability. The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Eligible Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3

Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award which is intended to qualify as Performance-Based Compensation, no later than ninety (90) days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Goals and (d) specify the relationship between the Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, unless otherwise provided in an applicable Program or Award Agreement, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.4

Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement (and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code), the holder of an Award that is intended to qualify as Performance-Based Compensation must be employed by the Company or an Affiliate throughout the applicable Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the applicable Performance Goals for such Performance Period are achieved.

5.5

Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations imposed under Section 162(m) of the Code that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

6.1

Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2

Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “parent corporation” or “subsidiary corporation” of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Participant, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and all other plans of the Company and any Affiliate corporation thereof exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted. In addition, to the extent that any Options otherwise fail to qualify as Incentive Stock Options, such Options shall be treated as Nonqualified Stock Options.

6.3

Option Exercise Price. Except as provided in Section 6.6 hereof, the exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4

Option Term. The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the stated term of the Option. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Participant, and, subject to Section 13.1 hereof, may amend any other term or condition of such Option relating to such a Termination of Service.

6.5	Option Vesting.

(a)

The terms and conditions pursuant to which an Option vests in the Participant and becomes exercisable shall be determined by the Administrator and set forth in the applicable Award Agreement. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator. At any time after grant of an Option, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the vesting of the Option.

(b)

No portion of an Option which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in a Program, the applicable Award Agreement or by action of the Administrator following the grant of the Option.

6.6

Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per Share of the Shares subject to such Option may be less than the Fair Market Value per Share on the date of grant, provided, however, that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.7

Substitution of Stock Appreciation Rights. The Administrator may, in its sole discretion, substitute a Stock Appreciation Right for an outstanding Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

6.8

Early Exercisability. Subject to the limitations contained in Section 3.4 hereof, the Administrator may provide in the terms of a Participant’s Option Award Agreement that the Participant may, at any time before the date of the Participant’s Termination of Service, exercise the Option in whole or in part prior to the full vesting of the Option in exchange for shares of Restricted Stock subject to the same vesting, forfeiture, transfer and other restrictions as were applicable to the unvested portion of the Option so exercised.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1

Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

7.2

Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)

A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then entitled to exercise the Option or such portion of the Option;

(b)

Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act, the Exchange Act, any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take such additional actions as it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)

In the event that the Option shall be exercised pursuant to Section 11.3 hereof by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d)

Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Sections 11.1 and 11.2 hereof.

7.3

Notification Regarding Disposition. The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Participant, or (b) one year after the transfer of such Shares to such Participant.

ARTICLE 8.

RESTRICTED STOCK

8.1	Award of Restricted Stock.

(a)

The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and the Administrator may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b)

The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by applicable law.

8.2

Rights as Stockholders. Subject to Section 8.4 hereof, upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in an applicable Program or in the applicable Award Agreement, including the right to receive dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the shares shall be subject to the restrictions set forth in Section 8.3 hereof. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

8.3

Restrictions. All shares of Restricted Stock (including any shares received by Participants thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of an applicable Program or in the applicable Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company or Affiliate performance, individual performance or other criteria selected by the Administrator. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

8.4

Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Participant’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Participant for the Restricted Stock, upon a Termination of Service, the Company shall have the right to repurchase from the Participant the unvested Restricted Stock then-subject to restrictions at a cash price per share equal to the price paid by the Participant for such Restricted Stock or such other amount as may be specified in an applicable Program or the applicable Award Agreement. The Administrator in its sole discretion may provide that, upon certain events, including without limitation a Change in Control, the Participant’s death, retirement or disability, any other specified Termination of Service or any other event, the Participant’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and cease to be forfeitable and, if applicable, the Company cease to have a right of repurchase.

8.5

Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in it sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

8.6

Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 9.

PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS, DEFERRED STOCK, RESTRICTED STOCK UNITS; PERFORMANCE SHARE AWARDS, OTHER INCENTIVE AWARDS

9.1	Performance Awards.

(a)

The Administrator is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards may be paid in cash, Shares or a combination of both, as determined by the Administrator.

(b)

Without limiting Section 9.1(a) hereof, the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Participant which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5 hereof.

9.2	Dividend Equivalents.

(a)

Subject to Section 9.2(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula, at such time and subject to such limitations as may be determined by the Administrator. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions of the underlying Award are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator.

(b)	Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights, unless otherwise determined by the Administrator.

9.3

Stock Payments. The Administrator is authorized to make one or more Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4

Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator, subject to compliance with Section 409A of the Code or an exemption therefrom. Shares underlying a Deferred Stock Award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Shares underlying the Award have been issued to the Participant.

9.5

Restricted Stock Units. The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be set in accordance with the applicable provisions of Section 409A of the Code or an exemption therefrom. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.

9.6

Performance Share Awards. Any Eligible Individual selected by the Administrator may be granted one or more Performance Share Awards which shall be denominated in a number of Shares and the vesting of which may be linked to any one or more of the Performance Criteria, other specific performance criteria (in each case on a specified date or dates or over any period or periods determined by the Administrator) and/or time-vesting or other criteria, as determined by the Administrator.

9.7

Other Incentive Awards. The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, shareholder value or shareholder return, in each case on a specified date or dates or over any period or periods determined by the Administrator. Other Incentive Awards may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator.

9.8

Other Terms and Conditions. All applicable terms and conditions of each Award described in this Article 9, including without limitation, as applicable, the term, vesting and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion, provided, however, that the value of the consideration paid by a Participant for an Award shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

9.9

Exercise upon Termination of Service. Awards described in this Article 9 are exercisable or distributable, as applicable, only while the Participant is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion, may provide that such Award may be exercised or distributed subsequent to a Termination of Service as provided under an applicable Program, Award Agreement, payment deferral election and/or in certain events, including a Change in Control, the Participant’s death, retirement or disability or any other specified Termination of Service.

ARTICLE 10.

STOCK APPRECIATION RIGHTS

10.1	Grant of Stock Appreciation Rights.

(a)

The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b)

A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per Share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in Section 10.1(c) hereof, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)

Notwithstanding the foregoing provisions of Section 10.1(b) hereof to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per Share of the Shares subject to such Stock Appreciation Right may be less than the Fair Market Value per Share on the date of grant; provided, however, that the exercise or strike price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

10.2	Stock Appreciation Right Vesting.

(a)

The Administrator shall determine the period during which a Participant shall vest in a Stock Appreciation Right and have the right to exercise such Stock Appreciation Right (subject to Section 10.4 hereof) in whole or in part. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b)

No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in an applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

10.3

Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)

A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Participant or other person then-entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b)

Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance;

(c)

In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right; and

(d)

Full payment of the applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by Sections 11.1 and 11.2 hereof.

10.4

Stock Appreciation Right Term. The term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Participant has the right to exercise any vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right term. Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised in connection with any Termination of Service of the Participant, and, subject to Section 13.1 hereof, may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

ARTICLE 11.

ADDITIONAL TERMS OF AWARDS

11.1

Payment. The Administrator shall determine the methods by which payments by any Participant with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Participant has placed a market sell order with a broker with respect to Shares then-issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, however, that payment of such proceeds is then made to the Company upon settlement of such sale or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2

Tax Withholding. The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with any Award. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). Unless determined otherwise by the Administrator, the number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

11.3	Transferability of Awards.

(a)	Except as otherwise provided in Section 11.3(b) or (c) hereof:

(i)

No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)

No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by clause (i) of this provision; and

(iii)

During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

(b)

Notwithstanding Section 11.3(a) hereof, the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee (other than to another Permitted Transferee of the applicable Participant) other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant (or transferring Permitted Transferee) and the Permitted Transferee shall execute any and all documents requested by the Administrator, including without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.

(c)

Notwithstanding Section 11.3(a) hereof, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Participant, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under applicable law and resides in a “community property” state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Administrator prior to the Participant’s death.

11.4	Conditions to Issuance of Shares.

(a)

Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)

All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c)

The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)

No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e)

Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

11.5

Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that: (a)(i) any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b)(i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Participant at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Participant incurs a Termination of Service for Cause.

11.6

Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

11.7

Terms May Vary Between Awards. The terms and conditions of each Award shall be determined by the Administrator in its sole discretion and the Administrator shall have complete flexibility to provide for varied terms and conditions as between any Awards, whether of the same or different Award type and/or whether granted to the same or different Participants (in all cases, subject to the terms and conditions of the Plan).

11.8

Restrictions on Shares. Shares issued or transferred pursuant to Awards under the Plan shall be subject to such terms and conditions as the Administrator shall determine in its sole discretion, including, without limitation, transferability restrictions, repurchase rights, requirements that Shares be transferred in the event of certain transactions, rights of first refusal with respect to permitted transfers of Shares, voting agreements, tag-along rights and bring-along rights. Such terms and conditions may, in the Administrator’s sole discretion, be contained in the applicable Program and/or Award Agreement, exercise notice or in such other agreement as the Administrator shall determine. The issuance or transfer of such Shares shall be conditioned on the Participant’s consent to such terms and conditions or the Participant’s entering into such agreement or agreements.

11.9

Lock-Up Agreement. Each Participant shall agree, if so requested by the Company and an underwriter of Shares in connection with any public offering of the Company, not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any Shares held by the Participant for such period, not to exceed one hundred eighty (180) days following the effective date of the relevant registration statement filed under the Securities Act in connection with the Company’s initial public offering of Common Stock, as such underwriter shall specify reasonably and in good faith. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such 180-day period. Notwithstanding the foregoing, the 180-day period may be extended for up to such number of additional days as is deemed necessary by such underwriter or the Company to continue coverage by research analysts in accordance with NASD Rule 2711 or any successor rule.

ARTICLE 12.
ADMINISTRATION

12.1

Administrator. Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the terms “Administrator” and “Committee” as used in this Plan shall be deemed to refer to the Board. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6 hereof.

12.2

Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement provided that the rights or obligations of the holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 13.10 hereof. Any such grant or award under the Plan need not be the same with respect to each Participant. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b‑3 under the Exchange Act, Section 162(m) of the Code, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

12.3

Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4	Authority of Administrator. Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)	Designate Eligible Individuals to receive Awards;

(b)	Determine the type or types of Awards to be granted to each Eligible Individual;

(c)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)

Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)

Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)	Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g)	Decide all other matters that must be determined in connection with an Award;

(h)	Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)	Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(j)	Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

12.5

Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

12.6

Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Performance-Based Compensation, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 13.

MISCELLANEOUS PROVISIONS

13.1

Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 13.2 hereof, (a) increase the Share Limit, (b) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (c) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 11.6 hereof. Except as provided in Section 13.10 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan. Notwithstanding anything herein to the contrary, no ISO shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

13.2	Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)

In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit and Individual Award Limits); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per Share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code unless otherwise determined by the Administrator.

(b)

In the event of any transaction or event described in Section 13.2(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)

To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2, the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable or fully vested;

(ii)

To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)

To make adjustments in the number and type of securities subject to outstanding Awards and Awards which may be granted in the future and/or in the terms, conditions and criteria included in such Awards (including the grant or exercise price, as applicable);

(iv)

To provide that such Award shall be exercisable or payable or fully vested with respect to all securities covered thereby, notwithstanding anything to the contrary in the Plan or an applicable Program or Award Agreement; and

(v)	To provide that the Award cannot vest, be exercised or become payable after such event.

(c)	In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(a) and 13.2(b) hereof:

(i)

The number and type of securities subject to each outstanding Award and/or the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 13.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii)

The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments to the Share Limit and the Individual Award Limits). The adjustments provided under this Section 13.2(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(d)	Change in Control.

(i)

Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. For the purposes of this Section 13.2(d)(i), an Award shall be considered assumed or substituted if, following the Change in Control, the assumed or substituted Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the assumed or substituted Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per Share consideration received by holders of Common Stock in the Change in Control.

(ii)

In the event that the successor corporation in a Change in Control and its parents and subsidiaries refuse to assume or substitute for any Award in accordance with Section 13.2(d)(i) hereof, each such non-assumed/substituted Award shall become fully vested and, as applicable, exercisable and shall be deemed exercised, immediately prior to the consummation of such transaction, and all forfeiture restrictions on any or all such Awards shall lapse at such time. If an Award vests and, as applicable, is exercised in lieu of assumption or substitution in connection with a Change in Control, the Administrator shall notify the Participant of such vesting and any applicable exercise, and the Award shall terminate upon the Change in Control. For the avoidance of doubt, if the value of an Award that is terminated in connection with this Section 13.2(d)(ii) is zero or negative at the time of such Change in Control, such Award shall be terminated upon the Change in Control without payment of consideration therefor.

(e)

The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(f)

With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized with respect to any Award to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(g)

The existence of the Plan, any Program(s), any Award Agreement(s) and/or any Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h)

No action shall be taken under this Section 13.2 which shall cause an Award to fail to comply with Section 409A of the Code or an exemption therefrom, in either case, to the extent applicable to such Award, unless the Administrator determines any such adjustments to be appropriate.

(i)

In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

13.3	Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

13.4

No Stockholders Rights. Except as otherwise provided herein or in an Award Agreement, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record owner of such Shares.

13.5

Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

13.6

Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.7

Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

13.8

Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.9	Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.

13.10

Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Plan, any applicable Program and the Award Agreement covering such Award shall be interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that, following the Effective Date, the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may adopt such amendments to the Plan, any applicable Program and the Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to avoid the imposition of taxes on the Award under Section 409A of the Code, either through compliance with the requirements of Section 409A of the Code or with an available exemption therefrom.

13.11

No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

13.12

Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

13.13

Indemnification. To the extent allowable pursuant to applicable law, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.14

Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.15	Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

Appendix B

SIXTH AMENDMENT TO

PUMA BIOTECHNOLOGY, INC.

2011 INCENTIVE AWARD PLAN

This Sixth Amendment (“Sixth Amendment”) to the Puma Biotechnology, Inc. 2011 Incentive Award Plan, as amended (the “Plan”), is adopted by the Board of Directors (the “Board”) of Puma Biotechnology, Inc., a Delaware corporation (the “Company”), effective as of June 18, 2024 (the “Amendment Effective Date”). Capitalized terms used in this Sixth Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

RECITALS

A.	The Company currently maintains the Plan.

B.

Pursuant to Section 13.1 of the Plan, (i) the Board has the authority to amend the Plan at any time or from time to time, and (ii) the Board has the authority to amend the Plan to increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan (the “Share Limit”), subject to approval by the stockholders of the Company twelve (12) months before or after such action.

C.

The Board believes it is in the best interests of the Company and its stockholders to amend the Plan to (i) extend the period under which Incentive Stock Options (as defined in the Plan) may be granted under the Plan and (ii) increase the Share Limit.

AMENDMENT

The Plan is hereby amended as follows, effective as of the Amendment Effective Date:

1.	Section 2.19. Section 2.19 is hereby deleted and replaced in its entirety with the following:

“2.19 “Effective Date” shall mean June 18, 2024, provided, however, that solely for purposes of the last sentence of Section 13.1, the Effective Date shall be the date on which the Plan (as amended by the Sixth Amendment to the Plan) is adopted by the Board, subject to approval of the Plan (as amended by the Sixth Amendment to the Plan) by the Company’s stockholders.”

2.	Section 3.1(a). The first sentence of Section 3.1(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“Subject to Sections 3.1(b), 13.1 and 13.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to 17,529,412 Shares (the “Share Limit”), all of which may be issued as Incentive Stock Options.”

3.	This Sixth Amendment shall be and, as of the Amendment Effective Date, is hereby incorporated in and forms a part of the Plan.

4.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors recommends a vote "FOR" the election of each of the eight (8) nominees for director in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3, "1 Year" for Proposal 4 and "FOR" Proposal 5.

01 Alan H. Auerbach
02 Alessandra Cesano
03 Allison Dorval
04 Michael P. Miller
05 Jay M. Moyes
06 Adrian M. Senderowicz
07 Brian Stuglik
08 Troy E. Wilson

☐ Vote FOR all nominees (except as marked)   ☐ Vote WITHHELD from all nominees

Please fold here – Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the selection of KPMG LLP as independent registered public accounting firm of Puma Biotechnology, Inc. for the fiscal year ending December 31, 2024.   ☐ For   ☐ Against   ☐ Abstain

4. Advisory (non-binding) vote regarding the frequency of future say-on-pay votes.   ☐ 1 Year   ☐ 2 Years   ☐ 3 Years   ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy.

SAMPLE

PUMA BIOTECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 18, 2024
1:00 p.m. local time

At Corporate Headquarters

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Puma Biotechnology, Inc. on Tuesday, June 18, 2024.

The shares of stock you hold in your account will be voted as you specify on the reverse side. You are entitled to vote at the Annual Meeting of Stockholders if you were a holder of record of Puma Biotechnology, Inc. common stock at the close of business on April 22, 2024.

If no choice is specified, the proxy will be voted "FOR" the election of each of the eight (8) nominees for director in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3, "1 Year" for Proposal 4 and "FOR" Proposal 5.

By signing the proxy, you revoke all prior proxies and appoint Alan H. Auerbach and Maximo F. Nougues, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE
www.proxypush.com/pbyi
Use the Internet to vote your proxy until 11:59 p.m. Eastern Time on June 17, 2024.

PHONE
1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. Eastern Time on June 17, 2024.

MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

SAMPLE